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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
THE HOWARD HUGHES CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., local time on Thursday, May 17, 2018

PLACE	iPic Theaters located at: 11 Fulton Street, New York, NY 10038

ITEMS OF BUSINESS	▪ Election to our Board of Directors of the 10 director nominees named in the attached Proxy Statement for a one-year team
▪ An advisory vote to approve executive compensation (Say-on-Pay)
▪ Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018
▪ Transaction of such other business as may properly come before our 2018 Annual Meeting of Stockholders

RECORD DATE
The record date for the determination of the stockholders entitled to vote at our 2018 Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 22, 2018

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 17, 2018. Our Proxy Statement, 2017 Annual Report to Stockholders and other materials are available on our website at www.proxyvote.com

By Order of the Board of Directors,

Peter F. Riley Senior Executive Vice President, Secretary and General Counsel April 3, 2018

Your vote is important to us.    Please exercise your stockholder right to vote.    By April 3, 2018, we will have sent to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice"). The Notice includes instructions on how to access our Proxy Statement and 2017 Annual Report to Stockholders and vote online. Stockholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about April 3, 2018. For more information, see "Questions and Answers Regarding This Proxy Statement And The Annual Meeting."

Letter from our Chairman

April 3, 2018

Fellow Stockholders:

              You are cordially invited to attend the 2018 Annual Meeting of Stockholders of The Howard Hughes Corporation. We will hold the meeting at 9:00 a.m., local time, on Thursday, May 17, 2018, at iPic Theaters, located at 11 Fulton Street, New York, New York 10038. Enclosed you will find a notice setting forth the items that we expect to address during the meeting and our Proxy Statement.

              I would like to personally thank you for your continued investment in The Howard Hughes Corporation. We look forward to welcoming many of you to our annual meeting. It is important that your shares be voted at the meeting in accordance with your preference. Your vote is important to us. Even if you do not plan to attend the meeting in person, we hope that your votes will be represented at the meeting by filling out, signing, dating and returning your proxy card or voting by using the available internet or telephone voting procedures.

Sincerely,

William A. Ackman Chairman of the Board of Directors

Proxy Summary

              This summary highlights certain information from our Proxy Statement for the 2018 Annual Meeting of Stockholders. You should read the entire Proxy Statement carefully before voting.

2018 Annual Meeting Information

DATE AND TIME	PLACE	RECORD DATE	ADMISSION

9:00 a.m., local time Thursday, May 17, 2018	iPic Theatres located at: 11 Fulton Street New York, New York 10038	March 22, 2018	Photo identification and proof of ownership as of the record date are required to attend the Annual Meeting

For additional information about our Annual Meeting, see "Questions and Answers Regarding This Proxy Statement And The Annual Meeting."

Matters to be voted on at our 2018 Annual Meeting

	BOARD RECOMMENDATION	PAGE

Item 1. Election of Directors	FOR each director nominee	33

Item 2. Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR	38

Item 3. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2018	FOR	39

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 1

Governance Highlights

              The Board of Directors (the "Board") and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in The Howard Hughes Corporation (the "Company") and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:

▪ None of our director nominees serve on an excessive number of boards	▪ Each committee of the Board has a published charter that is reviewed annually
▪ A majority of executive pay is tied to performance-based and long-term equity incentives	▪ Each committee of the Board is 100% comprised of independent Directors
▪ The Board follows Corporate Governance Guidelines	▪ The Board and each of its committees meet regularly and frequently without management present

Executive Compensation Highlights

              The compensation committee of the Board seeks to align the executive compensation program with the Company's business strategy to attract, retain and engage the talent we need to compete in our industry, and to align management with stockholders' interest. The table below highlights key aspects of our executive compensation program and practices. It is important that you review our "Compensation Discussion and Analysis" and compensation-related tables disclosed elsewhere in this Proxy Statement for a complete understanding of our executive compensation program.

▪ Entered into long-term contracts with a majority of our named executive officers	▪ A substantial portion of our long-term equity awards contain meaningful performance hurdles to achieve full vesting (100% performance hurdles for our CEO)
▪ A compensation recovery policy designed to prevent misconduct by any executive officers	▪ Non-employee directors and executive officers are subject to stock ownership guidelines
▪ No single-trigger change-in-control for severance pay and benefits	▪ No tax gross-ups in executive employment agreements or incentive plan
▪ Five-year vesting period for the performance-based component of long-term equity awards	▪ A general prohibition against short sales; investing in publicly traded options; hedging; pledging and margin accounts; and limit orders, in each case, involving Company securities

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 2

Performance Highlights

              We encourage you to read the following Performance Highlights as background to this Proxy Statement.

Strategic Development Segment

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 3

Master Planned Community Segment

  •
  MPCs located in desirable locations

  •
  Substantial cash generated from sale of residential land

  •
  Total residential land sales closed, price per acre and EBT have increased in each of the last three years

  •
  Competitive advantages as largest real estate owner in MPCs

  •
  50 million square feet of development entitlements within existing portfolio

(1)
MPC Earnings Before Taxes ("MPC EBT") is a non-GAAP measure. We believe that MPC EBT is a useful supplemental measure of the performance of our ownership, management and redevelopment or repositioning or our MPCs. A reconciliation of MPC EBT to net income as computed in accordance with GAAP has been presented in Appendix A to this Proxy Statement.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 4

Operating Asset Segment

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 5

THE HOWARD HUGHES CORPORATION

One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas 75240

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2018

QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT
AND THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

              Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the Company has elected to provide access to its proxy materials over the internet or, upon your request, through the mail. These materials are being provided in connection with the solicitation of proxies by the Board for use at the Company's 2018 annual meeting of stockholders or any postponement or adjournment thereof (the "Annual Meeting"). Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the "Notice") on or about April 3, 2018 to stockholders entitled to notice of, and to vote at, the meeting.

              All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the internet.

              You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at 9:00 a.m., local time, on Thursday, May 17, 2018, at iPic Theaters, 11 Fulton Street, New York, NY 10038.

How can I get electronic access to the proxy materials?

              The Notice will provide you with instructions regarding how to:

  ▪
  view the Company's proxy materials for the Annual Meeting on the internet; and

  ▪
  instruct the Company to send future proxy materials to you electronically by email.

              The Company's proxy materials are also available on the Company's website at www.howardhughes.com under the Investors tab.

              If you previously elected to access your proxy materials over the internet, you will not receive a Notice or printed proxy materials in the mail. Instead you have received an email with a link to the proxy materials and voting instructions.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 6

              Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you, which should result in lower costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is included in the proxy materials?

              The proxy materials include:

  ▪
  the Company's Notice of the Annual Meeting;

  ▪
  this Proxy Statement for the Annual Meeting; and

  ▪
  the Company's 2017 Annual Report to Stockholders.

              If you requested printed versions of these materials by mail, the proxy materials will also include a proxy card (for stockholders of record) or a voting instruction form (for beneficial owners) for the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

              Holders of Company common stock at the close of business on March 22, 2018 are entitled to receive notice of, and to vote their shares at, the Annual Meeting. On March 22, 2018, there were 43,124,556 shares of Company common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

              If your shares are registered in your name with the Company's transfer agent, Computershare Trust Company, N.A., you are considered a "stockholder of record." If your shares are held in an account with a broker, bank or other nominee, you are considered the "beneficial owner." As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

How do I vote?

    You may

By internet or telephone
If you are a stockholder of record, you will need the control number included on your Notice, proxy card or in the email that you receive to access the proxy materials. Follow the instructions to vote your shares electronically on the internet or by calling the toll-free number provided to you.

If you are a beneficial owner of shares, you may vote your shares electronically on the internet by following the instructions sent to you by your broker, bank or other holder of record or by calling the toll-free number provided to you.
By mail
If you are a stockholder of record, you may request from us, by following the instructions on your Notice or in the email that you received, printed copies of the proxy materials, which will include a proxy card.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 7

If you are a beneficial owner of shares, follow the instructions from your broker, bank or other holder of record to request copies of the Proxy Statement and 2017 Annual Report to Stockholders, which will include a voting instruction form.
Be sure to complete, sign and date the proxy card or voting instruction form and return it in the manner instructed.
In person at the Annual Meeting
All stockholders of record may vote in person at the Annual Meeting. You can request a ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

              Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on May 16, 2018. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. You should follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote on the internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the internet or mail voting procedures. Your vote is important. Your timely response may save us the expense of attempting to contact you again.

What is householding and how does this affect me?

              We have adopted a procedure approved by the SEC called "householding." Under this procedure, registered stockholders, who have the same address and last name and who receive either Notices or paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials, or a single envelope containing the Notices for all stockholders at that address. This consolidated method of delivery will continue unless one or more of these stockholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. If a stockholder of record residing at such address wishes to receive separate Notices in the future, he or she may contact The Howard Hughes Corporation, One Galleria Tower, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240, Attention: Investor Relations.

What can I do if I change my mind after I submit my proxy?

              If you are a stockholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

  ▪
  delivering written notice revoking your proxy to the Corporate Secretary at the Company's address set forth above;

  ▪
  timely delivering a new, later-dated proxy using one of the methods described above; or

  ▪
  voting in person at the Annual Meeting.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 8

              If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What shares are included in my proxy?

              If you are a stockholder of record, you will receive one proxy card for all of your shares that are registered in your name with the Company's transfer agent. If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other nominee will indicate the number of shares of Company common stock held by them on your behalf. If you received more than one proxy card or voting instructions, then your shares are likely registered in more than one name with the Company's transfer agent and/or held in more than one account with your broker, bank or other nominee. Please complete, sign, date and return each proxy card and/or voting instructions to ensure that all of your shares are voted.

What happens if I do not give specific voting instructions?

              All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions. If a properly executed proxy gives no specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

              If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, then under the rules of the New York Stock Exchange (the "NYSE"), they may only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.

              Your broker, bank or other nominee will not be permitted to vote on your behalf on the election of directors; the advisory vote on executive compensation; and other matters to be considered at the Annual Meeting, unless you provide specific instructions by completing and returning a properly executed proxy or following the instructions provided to you to vote your shares. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting.

What constitutes a quorum?

              A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting.

              Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 9

Who can attend the Annual Meeting?

              The Annual Meeting is open to all holders of the Company's common stock. Each stockholder is permitted to bring one guest. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting, and security measures will be in effect to provide for the safety of attendees.

What will the stockholders vote on at the Annual Meeting, what are the voting requirements for each of the matters to be voted on at the Annual Meeting and what are the Board's voting recommendations?

Proposal	Vote Necessary to Approve Proposals	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
No. 1—Election of Directors	Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the nominee, excluding abstentions	No	No effect	FOR each director nominee
No. 2—Advisory Vote on Executive Compensation (Say-on-Pay)	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions have the effect of a vote cast against the matter and broker non-votes have no effect	FOR
No. 3—Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2018	Affirmative vote of a majority of the votes cast	Yes	No effect	FOR

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 10

MATTERS RELATED TO CORPORATE GOVERNANCE, BOARD STRUCTURE, DIRECTOR
COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

              The Board has adopted the following policies to serve as the governing framework of the Company:

  ▪
  corporate governance guidelines to assist the Board in the exercise of its responsibilities to the Company and its stockholders;

  ▪
  a code of business conduct and ethics applicable to the Company's directors;

  ▪
  a code of business conduct and ethics applicable to the Company's officers and other employees; and

  ▪
  written charters for its audit committee, compensation committee, nominating and corporate governance committee and risk committee.

              The Company's corporate governance guidelines, codes of business conduct and ethics and committee charters are available on the Company's website at www.howardhughes.com under the Investors tab. You may also obtain a copy of these policies upon written request to the Company's Corporate Secretary at its principal executive office.

              The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NYSE corporate governance requirements.

              The Board may, at its discretion, elect a Chairman of the Board from among the directors. If at any time the Chairman of the Board is a current or former executive officer of the Company, or for any reason is not an independent director, a presiding director will be selected by the independent directors from among the directors who are not current or former executive officers of the Company and are otherwise independent. The Board adopted this structure to promote decision-making and governance that are independent of the Company's management and to better perform the Board's monitoring and evaluation functions. The positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board, William Ackman, is not a member of Company management.

              The Board has established a policy that its non-management directors meet in executive session, without members of management present at least four times per year; provided, however, that any non-management director may request additional executive sessions of the non-management directors at any time, if and when necessary, to discuss any matter of concern. The Chairman of the Board or presiding director presides over each executive session. The Board policy provides that if the Board includes non-management directors that are not independent, at least one executive session each year will include only independent directors.

              The Company believes that the foregoing policies and practices, when combined with the Company's other governance policies and procedures, provide an appropriate framework for oversight, discussion and evaluation of decisions and direction from the Board.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 11

FOUNDATION IN SOUND GOVERNANCE PRACTICES

▪ Regular executive sessions of independent directors	▪ Majority voting with resignation policy for directors in uncontested elections
▪ Annual Board and committee evaluations	▪ Executive Compensation Recoupment Policy
▪ Directors may contact any employee of our Company directly, and the Board and its committees may engage independent advisors at their sole discretion	▪ Stockholders holding at least 15% of our outstanding shares of common stock can call a special meeting of stockholders
▪ Annual elections of directors (i.e., no staggered board)	▪ Director and executive stock ownership requirements
▪ General prohibition against short sales, investing in publicly traded options, pledging and hedging of Company securities by directors and management

Risk Management

              The Board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks that the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board is responsible for overseeing the risk management of our Company, which is carried out by the full Board as well as at each of its committees and, in particular, the risk committee.

    Board Risk Management Oversight Includes:

      ▪
      strategic and financial considerations

      ▪
      legal, regulatory and compliance risks

      ▪
      other risks considered by the committees

    Risk Committee Risk Management Oversight Includes:

      ▪
      the development and implementation of the Company's enterprise risk management program, which is an enterprise-wide program designed to enable effective and efficient identification of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making

      ▪
      overall risk-taking tolerance and risk governance

      ▪
      environmental, social and governance risks

    Audit Committee Risk Management Oversight Includes:

      ▪
      financial, legal and compliance risks

      ▪
      technology and cybersecurity risks

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    Compensation Committee Risk Management Oversight Includes:

      ▪
      considering the relationship between the Company's overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices encourage imprudent risk taking and would be reasonably likely to have a material adverse effect on the Company.

    Nominating and Corporate Governance Committee Risk Management Oversight Includes:

      ▪
      managing risks related to Board composition

      ▪
      oversight of risks related to corporate governance

Director Independence

              NYSE corporate governance guidelines require that at least a majority of the members of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, which include Mr. Ackman, Mr. Flatto, Mr. Furber, Ms. Kaplan, Mr. Model, Mr. Sellers, Mr. Shepsman, Mr. Tansky and Ms. Tighe, is independent under the NYSE independence standards. Mr. Weinreb is not independent because he is the Chief Executive Officer of the Company.

Director Nominations

              Qualifications.    The nominating and corporate governance committee considers a number of factors in its evaluation of director candidates. These factors include their specific experience, qualifications, attributes and skills in light of the Company's business. The nominating and corporate governance committee is also responsible for recommending the nomination of those incumbent directors it deems appropriate for reelection to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.

              While the nominating and corporate governance committee has not established specific criteria relating to a candidate's age, education, experience level or skills, qualified candidates are expected to have strong business expertise and, in particular, experiences and expertise with regard to real estate development and management, retail, marketing, technology, financial reporting, risk management and/or business strategy. Under our Diversity Policy, the nominating and corporate governance committee also considers the independence of the nominee, availability for service to the Company (including any potential conflicts of interest), age of the incumbent directors on the Board, diversity and the Board's anticipated needs with regard to director expertise. With regard to diversity, the nominating and corporate governance committee is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

              Stockholder Recommendations.    The nominating and corporate governance committee will consider recommendations of potential candidates from stockholders based on the same criteria as a candidate identified by the nominating and corporate governance committee.

              To recommend a candidate, a stockholder must provide notice to the Company. The notice must include the following:

      ▪
      as to each person being recommended, all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 13

        made in connection with solicitations of proxies for election of directors in contested elections;

      ▪
      such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

      ▪
      a description of all direct and indirect compensation between the Company and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and, if applicable, the beneficial owner of the shares held by such stockholder.

              For information regarding when notice must be received to be considered timely, see "Stockholder Proposals for 2019 Annual Meeting of Stockholders."

Communications with the Board

              Any stockholder or other interested party may communicate with the Board, any Board committee, the non-management directors or any individual director. All written communications must identify the recipient and the author and be sent by certified mail to the Company's principal executive offices at One Galleria Tower, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240, Attention: Corporate Secretary. The Corporate Secretary will act as agent for the directors in facilitating these communications.

Codes of Business Conduct and Ethics

              The Company has adopted a code of business conduct and ethics applicable to the Company's directors and a code of business conduct and ethics applicable to the Company's officers and other employees. The purpose of these codes is to, among other things, affirm the Company's commitment to the highest standards of business conduct and ethics, integrity and attendant compliance reporting in accordance with all applicable laws. The codes set forth a common set of values and standards to which all of the Company's directors, officers and employees are expected to adhere. The Company will post information regarding any amendment to, or waiver from, its codes of business conduct and ethics on its website under the Investors tab as required by applicable law.

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THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

              We were pleased to welcome Beth Kaplan to the Board in December 2017. Our nominating and corporate governance committee identified Ms. Kaplan with the assistance of an independent search firm. As described in her biography below, Ms. Kaplan brings to the Board and its committees a depth of experience across a wide range of industries and is one of the country's leading brand and marketing executives.

              Nine of our directors are non-management directors. Under the Company's amended and restated bylaws, the Board may select one of its members to be Chairman of the Board. William Ackman is the Chairman of the Board.

              Under the Company's corporate governance guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and the committees on which they serve. Each director is expected to attend the annual meeting of stockholders. The Board held a total of six meetings in 2017. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2017. All the directors then in office attended our 2017 annual meeting of stockholders.

              Our individual Board members have varied expertise and bring extensive professional experience both within and outside the real estate industry. This provides our Board with a vast collective skill set which is advantageous to the Board's oversight of our Company. While the industry-specific expertise possessed by certain of our Board members is essential, we also benefit from the viewpoints of our directors with expertise outside of the real estate industry. These varied perspectives expand the Board's ability to provide relevant guidance to our business.

Core Qualifications	Diversity of Skills and Experience

▪ Integrity, business judgment and commitment	▪ Real estate
▪ Demonstrated leadership and management ability	▪ Retail
▪ Expertise in their respective fields	▪ Marketing
▪ Financial literacy	▪ Operations
▪ Strategic thinking	▪ Technology
▪ Reputational focus	▪ Public company/corporate governance/compliance
▪ Involvement in charitable and community organizations	▪ Audit, tax, accounting & preparation of financial statements
▪ Risk management

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Board Committees

              Our Board has four standing committees: audit, compensation, nominating and corporate governance and risk. The specific membership of each committee allows us to take advantage of our directors' diverse skill sets, which enables deep focus on committee matters.

              Each of our committees:

      ▪
      Operates pursuant to a written charter (available on our website at www.howardhughes.com under the "Investors" tab)

      ▪
      Reviews its charter annually

      ▪
      Evaluates its performance annually

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              The Company's reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board consider the potential effect of any matter on our reputation.

AUDIT

ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

Steven Shepsman (Chair) Beth Kaplan Allen Model Burton M. Tansky	▪ Audit/Tax/Accounting ▪ Preparation or oversight of financial statements ▪ Compliance ▪ Risk management

▪

Pre-approving auditing services, internal control related services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm

▪

Reviewing and discussing with management and the independent registered public accounting firm financial statement and disclosure matters

▪

Reviewing the findings and recommendations of the Company's independent registered public accounting firm and management's response to the recommendations of that firm

▪

Reviewing and discussing with management and the independent registered public accounting firm the Company's significant financial and accounting risk exposures

▪

Overseeing the internal audit function

▪

Overseeing compliance with applicable legal and regulatory requirements as it relates to financial reporting

▪

Establishing "whistleblower" procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

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              Each member of the audit committee has the ability to read and understand fundamental financial statements. The Board has determined that Mr. Shepsman meets the requirements of an "audit committee financial expert" as defined by the SEC.

COMPENSATION

ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

R. Scot Sellers (Chair) William Ackman Burton M. Tansky Mary Ann Tighe	▪ Setting executive compensation ▪ Evaluating executive and Company-wide compensation programs ▪ Human capital management

▪

Evaluating the performance of and determining the compensation for the Company's executive officers, including its Chief Executive Officer

▪

Reviewing, approving and recommending to the Board the Company's annual and long-term incentive plans and programs

▪

Reviewing and approving employment and other contracts relating to compensation with the Company's executive officers

▪

Reviewing director compensation policies, objectives and programs and approving the form and amount of director compensation

▪

Reviewing with management and approving the Compensation Discussion and Analysis to be included in the Company's proxy statement

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              The Board has determined that each member of the compensation committee qualifies as an "outside director" as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC).

NOMINATING AND CORPORATE GOVERNANCE

ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

Jeffrey Furber (Chair) Adam Flatto Allen Model R. Scot Sellers Steven Shepsman	▪ Corporate governance ▪ Current and prior public company board service

▪

Developing and recommending corporate governance guidelines applicable to the Board and the Company's employees

▪

Developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates

▪

Identifying and recommending individuals qualified to be directors

▪

Reviewing relationships between directors, the Company and members of management and recommending to the Board whether directors are independent

▪

Recommending committee composition and assignments

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RISK

ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

Allen Model (Chair) R. Scot Sellers Steven Shepsman	▪ Understanding of how risk is undertaken, mitigated and controlled ▪ Real estate operating experience

▪

Assessing and evaluating critical risks

▪

Approving the Company's enterprise wide, risk management framework

▪

Reviewing policies and procedures established and implemented by management to understand general enterprise and related business risk inherent in the Company's business

▪

Providing strategic consultation and input to management to assist management in evaluating policies and practices that provide the framework to ensure operational efficiency and necessary controls for operational and other risks

▪

Identifying which risks should be elevated to the full Board for assessment

▪

Overseeing the delegation of risk-related responsibilities to each Board committee

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COMMITMENT OF OUR BOARD - 2017

2017 Meetings

Board	6
Audit	11
Compensation	6
Nominating and Corporate Governance	4
Risk	4
Executive Sessions of Independent Directors without Management	4

Board and Committee Evaluations

              We recognize the critical role that the Board and committee evaluations play in ensuring the effective functioning of our Board. It is important to take stock of Board, committee and director performance, and to solicit and act upon feedback from each member of our Board. To this end, our nominating and corporate governance committee is responsible for evaluating the performance of our Board annually, and each of our Board's committees also conducts an annual self-evaluation.

    2017 Evaluations – A Multi-Step Process

              The nominating and corporate governance committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the operation of the Board and director performance.

  ▪
  Questionnaire

  Evaluation questionnaire provides director feedback on an unattributed basis

  ▪
  One-on-One Discussions

  Every third year, the nominating and corporate governance committee engages an independent third party to conduct one-on-one discussions with each director to solicit additional feedback and provide individual feedback

  ▪
  Board Summary

  Summary of Board and committee evaluation results provided to the full Board

  ▪
  Feedback Incorporated

  Policies and practices updated as appropriate as a result of director feedback

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2017 Director Compensation

              Annual Compensation.    The table below summarizes the Company's director compensation program.

Board Service:
Annual Retainer	$165,000
Meeting Fee (in person)	$2,000
Meeting Fee (telephonic)	$750
Board Committee Service:
Audit Committee Chair	$30,000
Audit Committee Member	$15,000
Compensation Committee Chair	$15,000
All Other Committee Chairs	$7,500
All Other Committee Members	$3,750
Audit Committee Meeting Fee (in person or telephonic meetings requiring significant preparation, i.e. review of periodic reports)	$1,500
In-Person Audit Committee Meeting Fee	$1,000
Audit Committee Telephonic Meeting Fee	$750
All Other In-Person Committee Meeting Fees	$1,000
All Other Committee Telephonic Meeting Fees	$500

              The annual retainer for Board service is paid 50% in cash and 50% in restricted stock. Directors may elect annually to increase the portion of their annual retainer for Board service that is payable in restricted stock up to 100%.

              The Board may meet in subcommittees to discuss actions for certain of our assets. At the discretion of the Board (who may delegate the decision to management), the members of an asset subcommittee may be paid $1,000 for an in-person meeting and $500 for a telephonic meeting.

              The Company also reimburses directors for all expenses incurred in attending Board and Board committee meetings. A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director.

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              Director Compensation Table.    The table below sets forth the compensation earned by each of the Company's directors during 2017.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
William Ackman(3)	—	—	—
Adam Flatto	102,786	82,500	185,286
Jeffrey Furber	22,250	165,000	187,250
Beth Kaplan(4)	48,000	41,250	89,250
Allen Model	52,500	165,000	217,500
R. Scot Sellers	44,250	165,000	209,250
Steven Shepsman	153,250	82,500	235,750
Burton M. Tansky	45,875	165,000	210,875
Mary Ann Tighe	20,375	165,000	185,375

(1)
Mr. Weinreb, a director and Chief Executive Officer of the Company, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation earned by Mr. Weinreb as an employee of the Company during 2017 is shown in "Executive Compensation—Summary Compensation Table."

(2)
Represents the aggregate grant date fair value of restricted stock granted to the Company's non-management directors. The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, and exclude the effect of estimated forfeitures. As of December 31, 2017, the number of shares of restricted stock held by each of the non-management directors was as follows: Mr. Flatto (661), Mr. Furber (1,322), Ms. Kaplan (323), Mr. Model (1,322), Mr. Sellers (1,322), Mr. Shepsman (661), Mr. Tansky (1,322) and Ms. Tighe (1,322).

(3)
Mr. Ackman waived all compensation relating to his service as a director of the Company and has not been awarded any equity compensation.

(4)
Ms. Kaplan was appointed to the Board on December 1, 2017 and elected to receive half of her prorated annual retainer of $82,500 in restricted stock.

Stock Ownership Guidelines

              The stock ownership guidelines for non-management directors and officers were adopted to align their interests with those of the Company's stockholders and strengthen the Company's commitment to sound corporate governance. The stock ownership guidelines provide that (a) each non-management director that was a member of the Board prior to May 14, 2013 is required to own shares of Company common stock with a value equal to five times the original annual retainer ($112,000) for Board service within five years of the date of appointment, and (b) each non-management director appointed after May 14, 2013 is required to own shares of Company common stock with a value equal to five times the new annual retainer for Board service ($165,000) within five years of the date of appointment. In determining whether a director has met the minimum stock ownership guidelines, shares of common stock of the Company and restricted stock of the Company will be, in each case, valued based upon the closing price of Company's common stock on the applicable determination date. Each director is compliant with the stock ownership guidelines.

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SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS

              The tables below provide information regarding the beneficial ownership of the Company's common stock as of March 22, 2018, by:

  ▪
  each director of the Company;

  ▪
  each of the executive officers named in the Summary Compensation Table;

  ▪
  all directors and executive officers as a group; and

  ▪
  each beneficial owner of more than 5% of the Company's common stock.

              The table below lists the number and percentage of shares beneficially owned based on 43,124,556 shares of common stock outstanding as of March 22, 2018. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
William Ackman(1)	2,204,534	5.1%
Adam Flatto(2)	18,056	*
Jeffrey Furber(2)(3)	17,647	*
Beth Kaplan(2)	323	*
Allen Model(2)	14,695	*
R. Scot Sellers(2)	32,573	*
Steven Shepsman(2)(4)	12,360	*
Burton M. Tansky(2)	10,373	*
Mary Ann Tighe(2)(5)	19,759	*
David R. Weinreb(6)	1,675,177	3.9%
Grant Herlitz(7)	242,701	*
David O'Reilly(8)	9,854	*
Peter Riley(9)	50,183	*
Saul Scherl(10)	8,174	*
All directors and executive officers as a group (21 persons)	4,344,007	10.1%

*
Less than 1%.

(1)
Mr. Ackman may be deemed to be the beneficial owner of these shares by virtue of his position as Chief Executive Officer of Pershing Square Capital Management, L.P. ("Pershing Square"), the investment advisor to the Pershing Square Funds (as defined below), and as managing member of PS Management GP, LLC, the general partner of Pershing Square, and Pershing Square GP, LLC ("Pershing Square GP"), the general partner of each of Pershing Square L.P. ("PS") and Pershing Square II, L.P. ("PSII"), PS, PSII. Pershing Square International, Ltd (together with its wholly-owned subsidiary, PSRH, Inc., "Pershing Square International") and Pershing Square Holdings, Ltd ("PSH" and together with PS, PSII and Pershing Square

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  International, the "Pershing Square Funds") also have additional economic exposure to approximately 5,399,839 shares of common stock of the Company under certain cash-settled total return swaps. See "Five Percent Holders" for more information.

(2)
Includes shares of restricted stock for which the following directors have sole voting power, but no dispositive power: Mr. Flatto (661), Mr. Furber (1,322), Ms. Kaplan (323), Mr. Model (1,322), Mr. Sellers (1,322), Mr. Shepsman (661), Mr. Tansky (1,322) and Ms. Tighe (1,322). These shares of restricted stock will vest on May 17, 2018.

(3)
Includes 2,085 shares contributed by Mr. Furber to a donor advised fund. Mr. Furber retains control over the timing and the identity of the public charities to which the donor advised fund contributes.

(4)
Includes 9,005 shares held by Sam De Realty II, L.P. ("Sam De Realty"), a limited partnership for which Mr. Shepsman is the general partner. By virtue of his position as general partner of Sam De Realty, Mr. Shepsman may be deemed to be the beneficial owner of such shares.

(5)
Includes 9,386 shares that were purchased by Ms. Tighes' husband. By virtue of this relationship, Ms. Tighe may be deemed to be the beneficial owner of such shares.

(6)
Includes (a) 10,000 shares that were purchased by Mr. Weinreb on June 3, 2013, (b) 1,614,803 shares issued to Mr. Weinreb upon his exercise of a warrant governed by the Warrant Agreement, dated as of November 22, 2010, between the Company and Mr. Weinreb, (c) 25,738 shares of performance-based restricted stock granted to Mr. Weinreb in August 2017 in connection with entering into his new employment agreement with the Company of which he has sole voting power, but no dispositive power, and (d) 24,636 shares of performance-based restricted stock granted to Mr. Weinreb in February 2018 which he has sole voting power, but no dispositive power.

(7)
Includes (a) 6,945 shares of time-based restricted stock and 6,946 shares of performance-based restricted stock granted to Mr. Herlitz in March 2014 for which he has sole voting power, but no dispositive power, (b) 10,121 shares of time-based restricted stock and 10,121 shares of performance-based restricted stock granted to Mr. Herlitz in February 2015 for which he has sole voting power, but no dispositive power, (c) 13,040 shares of time-based restricted stock and 13,041 shares of performance-based restricted stock granted to Mr. Herlitz in February 2016 for which he has sole voting power, but no dispositive power, (d) 8,236 shares of time-based restricted stock and 10,295 shares of performance-based restricted stock granted to Mr. Herlitz in February 2017 for which he has sole voting power, but no dispositive power, (e) 42,764 shares of time-based restricted stock granted to Mr. Herlitz in October 2017 in connection with entering into his new employment agreement with the Company of which he has sole voting power, but not dispositive power; (f) 10,778 shares of time-based restricted stock and 10,779 shares of performance-based restricted stock granted to Mr. Herlitz in February 2018 for which he has sole voting power, but no dispositive power, (g) 11,438 shares received upon vesting of restricted stock issued in June 2013 and February 2017, (h) 88,184 shares indirectly held by Mr. Herltiz through a family limited partnership after the exercise of a warrant governed by the Warrant Agreement, dated as of November 22, 2010, between the Company and Mr. Herlitz and a sale of a portion of the shares underlying his warrant; and (i) 13 shares held indirectly by his daughter.

(8)
Includes 4,927 shares of time-based restricted stock and 4,927 shares of performance-based restricted stock granted to Mr.O'Reilly in February 2018 for which he has sole voting power, but no dispositive power.

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(9)
Includes (a) 1,215 shares of time-based restricted stock and 1,216 shares of performance-based restricted stock granted to Mr. Riley in March 2014 for which he has sole voting power, but no dispositive power, (b) 3,372 shares of time-based restricted stock and 3,373 shares of performance-based restricted stock granted to Mr. Riley in February 2015 for which he has sole voting power, but no dispositive power, (c) 4,075 shares of time-based restricted stock and 4,076 shares of performance-based restricted stock granted to Mr. Riley in February 2016 for which he has sole voting power, but no dispositive power, (d) 3,432 shares of time-based restricted stock and 4,290 shares of performance-based restricted stock granted to Mr. Riley in February 2017 for which he has sole voting power, but no dispositive power, (e) 3,284 shares of time-based restricted stock and 3,285 shares of performance-based restricted stock granted to Mr. Riley in February 2018 for which he has sole voting power, but no dispositive power, (f) 10,000 shares of time-based restricted stock for which he has sole voting power, but no dispositive power, (g) 2,236 shares received upon vesting of restricted stock issued in June 2013 and February 2017, and (h) 6,329 shares received upon vesting of restricted stock issued in May 2011.

(10)
Includes (a) 1,716 shares of time-based restricted stock and 2,144 shares of performance-based restricted stock granted to Mr. Scherl in February 2017 for which he has sole voting power, but no dispositive power, (b) 2,053 shares of time-based restricted stock and 2,053 shares of performance-based restricted stock granted to Mr. Scherl in February 2018 for which he has sole voting power, but no dispositive power, and (c) 208 shares received upon vesting of restricted stock issued in February 2017.

              In June 2017, the Company granted Mr. Weinreb a warrant to acquire 1,965,409 shares in exchange for a fair market value purchase price of $50.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third party valuation adviser, and the warrant grant was approved by stockholders at the Company's annual meeting on May 18, 2017. The exercise price of the warrant and the shares underlying the warrant is $124.64, which was the closing trading price of the Company's common stock on the NYSE on June 15, 2017.

              In October 2017, the Company granted Mr. Herlitz a warrant to acquire 87,951 shares in exchange for a fair market value purchase price of $2.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third party valuation adviser, and the warrant grant was approved by stockholders at the Company's annual meeting on May 18, 2017. The exercise price of the warrant and the shares underlying the warrant is $117.01, which was the closing trading price of the Company's common stock on the NYSE on October 3, 2017.

              In October 2016, Mr. O'Reilly purchased a warrant from the Company to acquire 50,125 shares in exchange for a fair market value purchase price of $1.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third party valuation adviser. The exercise price of the warrant and the shares underlying the warrant is $112.08, which was the closing trading price of the Company's common stock on the NYSE on October 6, 2016.

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              Each of these warrants fully vested with the recipients at the time of purchase. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), the shares of Company common stock underlying the warrants issued to Mr. O'Reilly in 2016 and Mr. Weinreb and Mr. Herlitz in 2017 are not included in the table above because the warrants are not exercisable within 60 days of the date of the information provided in the table.

Five Percent Holders

              The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, other than directors and officers of the Company, known by the Company to beneficially own 5% or more of the Company's outstanding common stock. The information regarding beneficial ownership of common stock by each entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the Company's calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of common stock outstanding on March 22, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Pershing Square(1) 888 Seventh Avenue, 42nd Floor New York, New York 10019	2,204,534	5.1%
Horizon Kinetics LLC(2) 470 Park Avenue South, 4th Floor South New York, New York 10016	2,453,042	5.7%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,957,613	6.9%

(1)
According to a Schedule 13D/A filed by (i) Pershing Square, (ii) PS Management and (iii) William Ackman (collectively, the "Pershing Reporting Persons") with the SEC on January 4, 2018. The Pershing Reporting Persons share voting and investment power with respect to these shares.

The Pershing Reporting Persons also have additional economic exposure to approximately 5,399,839 notional common shares of the Company under certain cash-settled total return swaps (the "Swaps"). Under the terms of the Swaps (a) the applicable Pershing Square Fund will be obligated to pay to the counterparty any negative price performance of the number of common shares of the Company subject to the applicable Swap as of the expiration date of such Swap, plus interest at the rates set forth in the applicable contracts, and (b) the counterparty will be obligated to pay to the applicable Pershing Square Fund any positive price performance of the notional number of common shares of the Company subject to the applicable Swap as of the expiration date of the Swaps. With regard to certain of the Swaps, any notional dividends on such notional common shares of the Company will be paid to the applicable Pershing Square Fund during the term of the Swap. With regard to the balance of the Swaps, any notional dividends on such notional common shares of the Company during the term of the Swaps will be paid to the applicable Pershing Square Fund at maturity. All balances will be cash settled at the expiration date of the Swaps.

The Swaps do not give the Pershing Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Company and do not require the counterparty thereto to acquire, hold, vote or dispose of any securities of the Company. Accordingly, the Pershing Reporting Persons disclaim any beneficial ownership of any notional common shares of

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  the Company that may be referenced in such contracts or common shares of the Company or other securities or financial instruments that may be held from time to time by any counterparty (or its affiliates) to the contracts.

(2)
According to a Schedule 13G/A filed by Horizon Kinetics LLC ("Horizon") with the SEC on February 14, 2018. Horizon has sole voting and dispositive power with respect to 2,453,042 shares of our common stock.

(3)
According to a Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") with the SEC on February 9, 2018. Vanguard has sole voting power with respect to 19,689 shares of our common stock, shared voting power with respect to 4,483 shares of our common stock, sole dispositive power with respect to 2,936,314 shares of our common stock and shared dispositive power with respect to 21,299 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Compliance with Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

              Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2017 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              Messrs. Ackman, Sellers and Tansky and Ms. Tighe served on the compensation committee in 2017. None of the members of the compensation committee are or have been an officer or an employee of the Company. In addition, during 2017, none of the Company's executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or the Company's compensation committee.

RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS

Related Party Transactions Policy

              The Company has adopted a written policy relating to the approval of related party transactions. Under this policy, the audit committee reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:

  ▪
  any director, director nominee or executive officer of the Company;

  ▪
  any beneficial owner of more than 5% of the Company's outstanding stock; and

  ▪
  any immediate family member of any of the foregoing.

              Audit committee review is required for any financial transaction, arrangement or relationship that:

  ▪
  involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

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  ▪
  would cast doubt on the independence of a director;

  ▪
  would present the appearance of a conflict of interest between the Company and the related party; or

  ▪
  is otherwise prohibited by law, rule or regulation.

              The audit committee reviews each such transaction, arrangement or relationship to determine whether a related party had, has or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, cancelling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with the Company. Any member of the audit committee who is a related party with respect to a transaction under review is not permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee reports its action with respect to any related party transaction to the Board.

Transactions in Connection with the Spin-Off

              Pursuant to the plan of reorganization of General Growth Properties, Inc., ("GGP"), GGP entered into agreements with each of certain affiliates of Brookfield Asset Management ("Brookfield"), Fairholme Fund and Fairholme Focused Income Fund (collectively, "Fairholme") and Pershing Square pursuant to which these entities purchased an aggregate of $250.0 million of Company common stock at the effective time of the spin-off. At the effective time of the spin-off, the Company also entered into (a) warrant agreements, registration rights agreements and stockholders agreements with each of Brookfield, Fairholme and Pershing Square, (b) a registration rights agreement with General Trust Company and (c) a standstill agreement with Pershing Square. The agreements between the Company and Fairholme terminated in 2012 after the Company purchased its outstanding warrants. The agreements between Brookfield and the Company terminated in 2013 after Brookfield disposed of all of its shares of the Company. The agreement between General Trust Company and the Company terminated in 2015 after General Trust Company disposed of all of its shares of the Company. The key terms of the agreements between Pershing Square and the Company that remain effective are summarized below. See "Security Ownership of Management and Certain Beneficial Holders—Five Percent Holders" for the current beneficial ownership of Company common stock held by Pershing Square.

Registration Rights Agreement

              In November 2010, the Company entered into a registration rights agreement with Pershing Square with respect to Company common stock held by Pershing Square. The agreement with Pershing Square requires the Company to maintain a shelf registration statement covering the shares held by Pershing Square. Additionally, Pershing Square may require the Company to:

  ▪
  register shares of Company common stock held by them having an estimated aggregate fair market value of at least $25.0 million;

  ▪
  undertake up to three underwritten offerings, but no more than one underwritten offering during any 12-month period; and

  ▪
  include shares of Company common stock held by them in any registration statement whenever the Company proposes to register shares of its common stock.

              The Company has agreed to pay all expenses, other than underwriting discounts and commissions, in connection with the registration rights agreement, including legal and accounting fees

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incurred by the Company, printing costs and the fees of one law firm for the selling stockholder. Additionally, the Company has agreed to indemnify these stockholders against certain liabilities, including liabilities under the federal securities laws.

Stockholder Agreement

              In November 2010, the Company entered into an agreement with Pershing Square. Under this agreement, subject to certain exceptions, if the Company makes a public or non-public offering of its common stock (or securities convertible or exchangeable into common stock), Pershing Square has a right to acquire the securities for the same price and on the same terms up to the amount needed for it to maintain its aggregate proportionate common stock-equivalent interest in the Company on a fully diluted basis. This right will terminate for Pershing Square when it beneficially owns less than 5% of the Company's outstanding shares on a fully diluted basis (as defined in the agreement).

Standstill Agreement

              In November 2010, the Company entered into an agreement with Pershing Square to, among other things:

  ▪
  limit Pershing Square's economic interest in Company common stock to 40% of the Company's outstanding common stock and set forth required approvals for Pershing Square to increase its economic interest above the agreed upon limit;

  ▪
  require Pershing Square, with respect to any matter the Board has recommended our stockholders not approve, to vote any of its shares in excess of 30% of the Company's common stock against such matter or in proportion to other stockholders;

  ▪
  set forth required Board and stockholder approvals for certain change in control transactions and related party transactions involving Pershing Square; and

  ▪
  restrict certain transfers of Company common stock by Pershing Square.

              Additionally, the terms of the agreement ensure that Pershing Square does not take any action inconsistent with its support for the following corporate governance principles:

  ▪
  the Board will have nine members, unless otherwise approved by 75% of the Board members;

  ▪
  a majority of the directors on the Board will be independent; and

  ▪
  a majority of the members of the nominating and corporate governance committee will be disinterested directors (as defined in the agreement).

              Further, in connection with the election of directors, Pershing Square may vote all of its shares in its sole discretion with respect to its designees and, with respect to other director nominees, may vote 10% of the Company's outstanding common stock in its sole discretion, but must vote the remainder of its shares in proportion to the votes cast by the Company's other stockholders.

Transactions After the Spin-Off

Weinreb Warrants

              In June 2017, the Company granted Mr. Weinreb a warrant to acquire 1,965,409 shares in exchange for a fair market value purchase price of $50.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of

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Houlihan Lokey, an independent third party valuation adviser, and the warrant grant was approved by stockholders at the Company's annual meeting on May 18, 2017. The exercise price of the warrant is $124.64, which was the closing trading price of the Company's common stock on the NYSE on June 15, 2017.

              On June 15, 2017, Mr. Weinreb exercised 2,367,985 shares underlying the Warrant Purchase Agreement, dated as of November 22, 2010, between the Company and Mr. Weinreb. Mr. Weinreb net share settled the shares underlying the warrant, which resulted in the acquisition of 1,614,803 shares.

Herlitz Warrants

              In October 2017, the Company granted Mr. Herlitz a warrant to acquire 87,951 shares in exchange for a fair market value purchase price of $2.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third party valuation adviser, and the warrant grant was approved by stockholders at the Company's annual meeting on May 18, 2017. The exercise price of the warrant is $117.01, which was the closing trading price of the Company's common stock on the NYSE on October 3, 2017.

              On January 2, 2017, Mr. Herlitz exercised 308,881 shares underlying the Warrant Purchase Agreement, dated as of November 22, 2010, between the Company and Mr. Herlitz. Mr. Herlitz donated the remaining 6,850 shares underlying his warrant to a charitable trust on January 4, 2017. Mr. Herlitz net share settled the shares underlying his warrant, which resulted in the acquisition of 198,184 shares. Mr. Herlitz sold 110,000 of those shares on January 4, 2017.

O'Reilly Warrant

              In October 2016, Mr. O'Reilly purchased a warrant from the Company to acquire 50,125 shares in exchange for a fair market value purchase price of $1.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third party valuation adviser. The exercise price of the warrant is $112.08, which was the closing trading price of the Company's common stock on the NYSE on October 6, 2016.

Pershing Square Warrant Exercise

              On June 30, 2017, Pershing Square exercised 1,916,667 shares underlying the warrant pursuant to the warrant agreement, dated as of November 9, 2010, between the Company and Pershing Square that was entered into in connection with the Company's spin-off from GGP.

Pershing Square Sale of Shares

              On January 2, 2018, the Company entered into an underwriting agreement (the "Underwriting Agreement") with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC (collectively, the "Underwriters") and certain affiliates of Pershing Square. Pursuant to the Underwriting Agreement, Pershing Square agreed to sell 2,500,000 shares of the Company's common stock to the Underwriters at a price of $127.86 per share. The audit committee reviewed the underwriting agreement and determined that there was no conflict of interest.

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Condominium Unit Purchase and Sale Agreement

              On December 7, 2013, Mr. Weinreb, the Company's Chief Executive Officer and a director, entered into purchase agreements to acquire two residential condominium units at the Company's Waiea Tower located at Ward Village. The purchase prices for the units were $3,439,200 and $3,963,300 and were at arms-length on the same terms for similar units offered at the time. The audit committee reviewed the transaction and determined that there was no conflict of interest.

Zach Weinreb Employment

              Effective as of January 1, 2018, Zach Weinreb, David Weinreb's son, joined the Company as Senior Director, Creative Strategy and Innovation, a non-executive position. The audit committee determined that the amount of annual compensation provided to Zach Weinreb is in accordance with our standard compensation practices applicable to similarly-situated employees and that he was qualified for the position. Zach Weinreb did not receive any compensation from the Company in 2017.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS

              The Company's bylaws provide that the number of directors will be determined by the Board from time to time. Currently, the Board consists of ten directors.

              Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the nominating and corporate governance committee and approved by the Board. The director nominees, if elected, will serve until the 2019 annual meeting of stockholders or until their earlier resignation or removal. Each of the director nominees has indicated a willingness to serve as a director if elected.

              As reflected in the section above captioned "Matters Related to Corporate Governance, Board Structure, Director Compensation and Stock Ownership," the primary qualities and characteristics nominees to the Board should possess are strong business expertise and, in particular, experiences and expertise with regard to real estate development and management, retail, marketing, technology, financial reporting, risk management and/or business strategy. All ten of the nominees possess these attributes. The specific experiences, qualifications, attributes and skills of each individual which lead to his or her nomination are included in the individual discussions below.

              The directors will be elected by the affirmative vote of a majority of votes cast "for" or "against" the election of that nominee.

William A. Ackman, age 51, has served as Chairman of the Board since November 2010. Mr. Ackman is the founder, chief executive officer and portfolio manager of Pershing Square Capital Management, L.P., an SEC registered investment adviser founded in 2003. Pershing Square is a concentrated research-intensive, fundamental value investor in long and occasionally short investments in publicly traded companies. Mr. Ackman served as a director of Valeant Pharmaceuticals International, Inc. from 2016 to May 2017, and served as a director of Canadian Pacific Railway Ltd. from May 2012 to September 2016. Mr. Ackman served as a director of J.C. Penney Company, Inc. from February 2011 to August 2013 and as a director of Justice Holdings Limited from April 2011 to June 2012. From June 2009 to March 2010, Mr. Ackman served as a director of General Growth Properties, Inc. Mr. Ackman is also a member of the Board of Dean's Advisors of the Harvard Business School, a Trustee of The Pershing Square Foundation, a charitable foundation that he founded in 2006, and a Trustee of The Rockefeller University. Mr. Ackman's management experience, his prior service on boards of directors of public companies and his investments in real estate-related public and private companies give him valuable insight that can be applied to the Company and benefit of the Board.

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Adam Flatto, age 55, has served as a director since November 2010. Mr. Flatto is the president and chief executive officer of The Georgetown Company, a privately-held real estate investment and development company based in New York City. Mr. Flatto has been with The Georgetown Company since 1990 and during that time has been involved with the development, acquisition and ownership of over 20 million square feet of commercial and residential real estate projects throughout the United States. These have included a wide array of projects ranging from large-scale office buildings, movie studios, retail shopping malls, arenas, hotels, apartment buildings, mixed-use master planned communities and others. Mr. Flatto is a trustee and board member of several civic and cultural institutions. He is Co-Chairman of the Park Avenue Armory and Co-Chairman of the Robin Hood Housing Advisory Board. He is also a trustee of the Wexner Center for the Arts. Mr. Flatto's extensive real estate development and management experience provide the Board with key insight into operations and strategic planning matters.

Jeffrey Furber, age 59, has served as a director since November 2010. Mr. Furber is the chief executive officer of AEW Capital Management, L.P. ("AEW") and chairman of AEW Europe. Mr. Furber joined AEW in 1997. AEW provides real estate investment management services to investors worldwide. AEW and its affiliates manage $58 billion of real estate assets and securities in North America, Europe and Asia on behalf of many of the world's leading institutional and private investors. Mr. Furber has oversight responsibility for all of AEW's operating business units in the United States, Europe and Asia and chairs AEW's Management Committee. He is also a member of AEW's Investment Committees and Investment Policy Groups in North America, Europe and Asia. Since April 2011, Mr. Furber has served as a director and a member of the compensation and nominating and corporate governance committees of Stag Industrial, Inc., a publicly traded company. Prior to 1997, Mr. Furber served as managing director of Winthrop Financial Associates, a subsidiary of Apollo Advisors, and as president of Winthrop Management. Mr. Furber has extensive experience overseeing financial investments in the real estate industry and has held leadership roles within his firm and industry groups alike. His investment and management experience enable him to provide the Board with key insight into real estate matters.

Beth Kaplan, age 60, was appointed to the Board in December 2017. Ms. Kaplan is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies founded and led by women. Since January 2017, Ms. Kaplan has served as a director and a member of the Audit and Finance Committees of Meredith Corporation, a publicly traded company. Ms. Kaplan also serves as the Chairman of the Board of Framebridge, an early stage disrupter in the home design space, and as a member of the Wharton Board of Overseers. Ms. Kaplan served as President and COO at Rent the Runway from 2013 to 2015, and continues to serve on its board. She also served as President and Chief Merchandising and Marketing Officer from 2008 to 2011, and as a director, of General Nutrition Centers, Inc. ("GNC"), where she played an integral role in the company's 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works; Executive Vice President of Marketing and Merchandising at Rite Aid Drugstores; and President and General Manager of the U.S. Cosmetics and Fragrance division at Procter & Gamble. Ms. Kaplan's valuable industry experience leading top female brands enables her to provide the Board with key insight into operational, marketing and digital matters.

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Allen Model, age 72, has served as a director since November 2010. Mr. Model is the co-founder of Overseas Strategic Consulting, Ltd. ("OSC") and served as treasurer and managing director of OSC from 1992 until his retirement from those positions in November 2010, at which time he continued to hold a passive interest in OSC and the title of "Founder Emeritus." In the spring of 2017, he resumed an active role as Treasurer and Vice Chairman of OSC. OSC is an international consulting firm that provides public information services to clients worldwide, including the United States Agency for International Development, The World Bank, The Asian Development Bank and host governments. Since 1988, Mr. Model has also been a private investor for Model Entities, which manages personal and family portfolios. Mr. Model currently serves as a director of Q'ligent, a private company that provides software management tools for broadcasting companies. Mr. Model served as a director from October 2010 to April 2017 for NetBoss Technologies, Inc., a company that provides software management tools for telecommunications companies; and served as a director of Anchor Health Properties, a real estate partnership that develops medically related properties, from 1990 until 2015, and Sinewave Energy Technologies, Inc., a company that produced energy saving devices in lighting space, from 1994 until 2011. Mr. Model served as a director of three publicly-traded companies: Blue Ridge Real Estate Company, a land development company, from 1975 to 2002; Big Boulder Corp., a land development company linked to Blue Ridge, from 1975 to 2002; and MetroWest Bank, from 1990 to 2001. Mr. Model's consulting and investment experience as well as his service on boards of directors of both public and private companies provide him with knowledge in corporate strategy and investment expertise that will benefit the Board.

R. Scot Sellers, age 61, has served as a director since November 2010. Mr. Sellers served as chief executive officer of Archstone, one of the world's largest apartment companies, from January 1997 until February 2013, and prior to that was Archstone's chief investment officer since 1995. Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities, to becoming the largest publicly traded owner of urban high rise apartments in the nation's premier cities. During his 36-plus year career in the apartment business, Mr. Sellers has been responsible for the development, acquisition and operation of over $40 billion of apartment communities in over 50 different cities across the United States. Mr. Sellers served as the chairman of the National Association of Real Estate Investment Trusts from November 2005 to November 2006. Since June 2013, Mr. Sellers has served on the International Board of Directors of Habitat for Humanity. Mr. Sellers also serves on the Board of Directors of The Irvine Company and Inspirato LLC. Mr. Sellers' extensive experience in the real estate industry, which coincided with the broad growth of Archstone, and his service on industry committees provide him with insight into operations, development and growth of the real estate industry and make him particularly suited to provide guidance to the Board.

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Steven Shepsman, age 65, has served as a director since November 2010. Mr. Shepsman is an executive managing director and founder of New World Realty Advisors, a real estate investment and advisory firm specializing in real estate restructurings, development and finance. Mr. Shepsman has been with New World Realty Advisors since 2009. Mr. Shepsman served as chair of the Official Committee of Equity Holders in the Chapter 11 proceedings of General Growth Properties, Inc. As a principal in a real estate fund, Mr. Shepsman had oversight responsibility for the fund's due diligence and acquisition of investment platforms, and with subsequent asset acquisitions, financings and dispositions. Mr. Shepsman served as a director of Rouse Properties, Inc. from January 2012 to May 2013. Earlier in his career, Mr. Shepsman, a certified public accountant, was a managing partner of Kenneth Leventhal and Company and of Ernst & Young's Real Estate Practice. Mr. Shepsman is a trustee of The University of Buffalo Foundation and a member of the Dean's Advisory Council for its School of Management. Mr. Shepsman's extensive professional accounting and financial expertise, including in the real estate industry, enable him to provide key contributions to the Board on financial, accounting, corporate governance and strategic matters.

Burton M. Tansky, age 80, has served as a director since October 2011. Mr. Tansky is a luxury retail veteran and has worked in the retail industry for over fifty years. Since January 2014, Mr. Tansky has served as a director of Stein Mart, Inc. Mr. Tansky also serves on the Board of Directors of Donald Pliner Shoe Company, a privately held company. Mr. Tansky served as non-executive chairman of the board of directors of the Neiman Marcus Group, Inc. from 2010 to 2013. Previously, Mr. Tansky served six years on the board of directors and the compensation committee of International Flavors and Fragrance, a public company. Mr. Tansky was the CEO of Neiman Marcus Group from 2004 to 2010, chief executive officer of Neiman Marcus Stores from 1994 to 2007, chief executive officer of Bergdorf Goodman from 1990 to 1994 and the president and chief operating officer of SAKS Fifth Avenue from 1980 to 1990. Mr. Tansky's extensive retail and management expertise enable him to provide key contributions to the Board on retail and strategic matters.

Mary Ann Tighe, age 69, has served as a director since October 2011. Ms. Tighe has been credited with transforming New York's skyline during her more than 33 years in the real estate industry. Ms. Tighe has been the chief executive officer of CBRE's New York Tri-State Region since 2002, a region of 2,500 employees, and served as a director of CBRE in 2013. Ms. Tighe's deals have anchored more than 14.4 million square feet of new construction in the New York region. From January 2010 through December 2012, Ms. Tighe served as Chair of the Real Estate Board of New York, the first woman to hold this position in its 114-year history and the first broker in 30 years. Ms. Tighe began her real estate career as a broker at the Edward S. Gordon Company, ultimately rising to the position of vice chairman of Insignia/ESG, where she was regularly recognized as being among the firm's top producers. Prior to entering the real estate field, Ms. Tighe served as a vice president of the American Broadcasting Companies, where she launched the A&E cable channel. Ms. Tighe was also formerly the Deputy Chairman of the National Endowment for the Arts, Arts Advisor to Vice President Walter Mondale, and a staff member of the Smithsonian Institution. Ms. Tighe's extensive experience with commercial real estate transactions enables her to provide the Board with key insight into the real estate matters.

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David R. Weinreb, age 53, has served as a director and Chief Executive Officer since November 2010. Known for his passion, tenacity and entrepreneurial spirit, Mr. Weinreb has directed the Company's efforts since its emergence in 2010, building a competitive portfolio of some of the most sought-after real estate in the country. His vision, leadership and acumen led him to be honored as the 2013 Ernst and Young Entrepreneur Of The Year® Award in Real Estate for the region. In 2012, he was named as one of the Top 200 CEOs in the U.S. by ExecRank and in 2015 he was listed in the 2015 Commercial Observer Power 100 as one of the 100 most powerful people in New York City real estate.

              A real estate industry veteran for over 30 years, Mr. Weinreb spent 17 years as Chairman and CEO of TPMC Realty Corporation, a company he built into a multi-faceted investment firm prior to joining the Company. Located in Dallas, Texas, TPMC, whose tenant roster included many Fortune 500 companies, specialized in the acquisition and repositioning of underperforming real estate and real estate related assets across the United States. In addition to development, ownership and management of real estate, the firm's activities included mezzanine financing and private equity investing.

              Mr. Weinreb attended New York University and began his real estate career in the 1980's in New York City. He is a member of the International Council of Shopping Centers and the Urban Land Institute. He also serves on the Advisory Council of the Lusk Center for Real Estate at the University of Southern California. His philanthropic interests are both local and national.

              Mr. Weinreb's extensive experience in the real estate industry, as well as his executive leadership experience, make him particularly suited to provide guidance to the Board and serve as a bridge between the Board and our executive officers.

The Board recommends a vote FOR each of the ten director nominees listed above.

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PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

              The Company believes that its compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of its stockholders. This advisory, non-binding, stockholder vote, as required under Section 14A of the Exchange Act and commonly known as "say-on-pay" gives you, as a stockholder, the opportunity to vote for or against the Company's executive compensation program as disclosed under the heading "Compensation Discussion and Analysis" of this Proxy Statement. The next advisory vote on executive compensation will occur at the 2019 Annual Meeting of Stockholders.

              The vote on this proposal is not intended to address any specific element of compensation. The vote relates to the compensation of the Company's named executive officers ("NEOs"), as disclosed under the heading "Compensation Discussion and Analysis" and "Executive Compensation" in this Proxy Statement disclosed pursuant to the compensation disclosure rules of the SEC. Highlights of our executive compensation program and practices include the following:

  ▪
  entered into long-term contracts with a majority of our NEOs

  ▪
  a compensation recovery policy designed to prevent misconduct by any executive officers;

  ▪
  no single-trigger change-in-control arrangements;

  ▪
  five-year vesting period for performance-based equity awards;

  ▪
  a substantial portion of our long-term equity awards contain meaningful performance hurdles to achieve full vesting (100% performance hurdles for our CEO);

  ▪
  minimum stock ownership guidelines for the Chief Executive Officer; President; Chief Financial Officer; and Senior Executive Vice President, Secretary and General Counsel;

  ▪
  no tax gross-ups in executive employment agreements;

  ▪
  a general prohibition against short sales; investing in publicly traded options; hedging; pledging and margin accounts; and limit orders involving Company securities; and

  ▪
  a voluntary deferred compensation plan.

              Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:

                      RESOLVED, that the compensation paid to the company's NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement is hereby approved.

The Board recommends a vote FOR the approval of our executive compensation.

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PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR FISCAL 2018

              The audit committee has selected Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for fiscal 2018. SEC regulations and the NYSE corporate governance standards require that the Company's independent registered public accounting firm be engaged, retained and supervised by the audit committee. Although approval or ratification by stockholders of such engagement is not required, the Company is seeking the stockholders' ratification of the audit committee's selection of EY because we believe that allowing stockholders to express their view on the matter is good corporate governance. Any failure of the stockholders to ratify the audit committee's selection of EY as the Company's independent registered public accounting firm would, however, be considered by the audit committee in determining whether to engage EY.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2018.

Relationship with Independent Registered Public Accounting Firm

              The audit committee is directly responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm. As described above, the audit committee has selected EY as the Company's independent registered public accounting firm for fiscal 2018.

              A representative of EY is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees

              The following table presents fees incurred for professional services rendered by EY, the Company's independent registered public accounting firm for the fiscal years ended December 31, 2017 and December 31, 2016.

	December 31, 2017	December 31, 2016
Audit Fees(1)	$2,727,225	$1,827,178
Audit Related Fees(2)	$96,250	$85,000
Tax Fees(3)	$80,750	$98,867
All Other Fees	—	—
Total Fees	$2,904,225	$2,011,045

(1)
Includes fees and expenses incurred for services related to the annual audit of the consolidated financial statements, required statutory audits, reviews of the Company's quarterly reports on Form 10-Q, the registered public accounting firm's report on the Company's internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, comfort letters and consents during the respective periods.

(2)
Includes fees for the audit of the December 31, 2017 and 2016 financial statements of Discovery Property Company, LLC, a joint venture of the Company.

(3)
Includes fees for services related to tax compliance, tax advice and tax planning.

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Pre-Approval Policies and Procedures

              The audit committee's policy is to require the pre-approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules) to assure that the provision of such services does not impair the firm's independence. All audit and non-audit services were pre-approved by our audit committee in accordance with the pre-approval requirements set forth in its charter. The increase in fees resulted, in large part, from expanded engagement with the Company's multiple capital transactions in 2017.

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AUDIT COMMITTEE REPORT

              The audit committee is comprised entirely of independent directors (as defined for members of an audit committee in SEC rules and the NYSE listing standards) and assists the Board in a number of duties. These duties include oversight of the following matters: the integrity of the Company's financial statements; compliance with legal and certain regulatory requirements; the performance of the internal audit function; and the financial reporting process. In addition, the audit committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fee), retention and oversight of the Company's independent registered public accounting firm. The audit committee appointed Ernst & Young LLP ("EY") as its independent registered public accounting firm for fiscal 2018. The audit committee operates pursuant to a written charter adopted by the Board and reviewed annually by the audit committee. A copy of the charter is available on our website at www.howardhughes.com under the Investors tab. The audit committee has the resources and authority it deems appropriate to discharge its responsibilities.

              The audit committee has engaged EY to serve as the Company's independent consulting firm since 2013. In accordance with SEC rules, the lead audit partner on the Company engagement serves no more than five consecutive years in that role. The current lead partner was appointed in 2013 and rotated off the Company's account in 2018. The audit committee and management have direct input into the selection of the lead audit partner. The audit committee periodically considers whether the annual audit of the Company's financial statements should be conducted by another firm.

              In determining whether to reappoint EY as the Company's independent registered public accounting firm for 2018, subject to stockholder ratification, the audit committee took into consideration a number of factors. These factors included:

  ▪
  the length of time the firm has been engaged by the Company;

  ▪
  EY's familiarity with the Company's operations and industry, accounting policies, financial reporting process, and internal control over financial reporting;

  ▪
  EY's skills, expertise and independence;

  ▪
  the quality of the audit committee's ongoing discussions with EY;

  ▪
  a review of external data related to EY's legal risks and proceedings, audit quality and recent public portions of Public Company Accounting Oversight Board (United States) (the "PCAOB") reports;

  ▪
  an assessment of the professional qualifications of EY, the performance of the lead audit partner and the other professionals on the Company account;

  ▪
  the reasonableness of EY's fees for the services provided to the Company;

  ▪
  management's relationship with EY and its assessment of EY's performance; and

  ▪
  the impact of changing auditors, including the significant time requirement that could distract from management's focus on reporting and internal controls.

              Based on this evaluation, the audit committee believes that it is in the best interest of the Company and our stockholders to retain EY as our independent registered public accounting firm for fiscal 2018.

              Each member of the audit committee is considered financially literate, as defined by the NYSE, and the Board has determined that Mr. Shepsman has the necessary experience to qualify as an "audit committee financial expert" under SEC rules. As determined by the SEC, a person designated as an audit

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committee financial expert will not be deemed an "expert" for purposes of the federal securities laws. In addition, this designation does not impose on a person any duties, obligations or liabilities that are greater than those otherwise imposed on the person as a member of the audit committee and the Board, and does not affect the duties, obligations or liabilities of the Board.

              Management is responsible for the Company's system of internal control over financial reporting and for preparing its consolidated financial statements. EY was responsible for performing independent audits of the Company's internal control over financial reporting as of December 31, 2017 and its consolidated financial statements as of December 31, 2017 and for the year then ended, both in accordance with the standards of the PCAOB, and to issue reports thereon. The audit committee is responsible for overseeing management's conduct of the financial reporting process and system of internal control.

              The audit committee reviewed and discussed with both management and EY the results of the independent audits of the Company's internal control over financial reporting as of December 31, 2017 and the consolidated financial statements of the Company for the year ended December 31, 2017 prior to their issuance. During 2017, management advised the audit committee that the set of financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure matters with the audit committee. This included discussion with EY of matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB and SEC Regulation S-X Rule 2-07, Communication with Audit Committees, as currently in effect, including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from EY required by the applicable requirements of PCAOB regarding the independent accountant's communications with the audit committee concerning independence.

              Taking all of these reviews and discussions into account, all of the audit committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee Steven Shepsman, Chair Beth Kaplan Allen Model Burton M. Tansky

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EXECUTIVE OFFICERS

              The following table sets forth certain information with respect to the Company's current executive officers:

Name	Age	Position with the Company
David Weinreb	53	Chief Executive Officer and a director
Grant Herlitz	46	President
David O'Reilly	44	Chief Financial Officer
Peter Riley	62	Senior Executive VP, Secretary and General Counsel
Saul Scherl	52	President, New York
Reuben Davidsohn	45	Chief Administrative Officer
John E. DeWolf III	62	President, Columbia
Paul Layne	60	President, Houston
Kevin Orrock	67	President, Summerlin
Mike Slosser	60	Executive Vice President & Managing Director, Hospitality
Simon Treacy	49	President, Hawaii
Sarah Vasquez	56	Executive Vice President of Management and Operations

              David R. Weinreb, age 53, has served as a director and Chief Executive Officer since November 2010. Known for his passion, tenacity and entrepreneurial spirit, Mr. Weinreb has directed the Company's efforts since its emergence in 2010, building a competitive portfolio of some of the most sought-after real estate in the country. His vision, leadership and acumen led him to be honored as the 2013 Ernst and Young Entrepreneur Of The Year® Award in Real Estate for the region. In 2012, he was named as one of the Top 200 CEOs in the U.S. by ExecRank and in 2015 he was listed in the 2015 Commercial Observer Power 100 as one of the 100 most powerful people in New York City real estate.

              A real estate industry veteran for over 30 years, Mr. Weinreb spent 17 years as Chairman and CEO of TPMC Realty Corporation, a company he built into a multi-faceted investment firm prior to joining the Company. Located in Dallas, Texas, TPMC, whose tenant roster included many Fortune 500 companies, specialized in the acquisition and repositioning of underperforming real estate and real estate related assets across the United States. In addition to development, ownership and management of real estate, the firm's activities included mezzanine financing and private equity investing.

              Mr. Weinreb attended New York University and began his real estate career in the 1980's in New York City. He is a member of the International Council of Shopping Centers and the Urban Land Institute. He also serves on the Advisory Council of the Lusk Center for Real Estate at the University of Southern California. His philanthropic interests are both local and national.

              Grant Herlitz, age 46, has served as President since November 2010. Mr. Herlitz was Interim Chief Financial Officer of the Company from January 31, 2011 to March 23, 2011. Mr. Herlitz oversees the daily operations and works closely with the Chief Executive Officer in developing the strategy for the company. Known for his dynamic leadership style and ability to develop and inspire talent, Mr. Herlitz has direct oversight over a committed and passionate team of professionals that lead the Company's acquisition, development, leasing and operating platforms. Mr. Herlitz' experience negotiating the separation agreements and emerging the Company gave him in-depth knowledge of its assets that made him uniquely qualified to manage operational and strategic matters impacting the Company.

              Previously, Mr. Herlitz was President and Chief Financial Officer of TPMC Realty Corporation. Mr. Herlitz joined TPMC in 2000 as Vice President of Investments using his varied financial and

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management experience and business acumen to position himself for multiple roles within the company. Mr. Herlitz handled the acquisition and disposition of assets within TPMC's portfolio.

              Mr. Herlitz started his career in finance working for the European Community Observer Mission to South Africa, an organization set up in conjunction with the United Nations to observe political change in South Africa. After moving to the United States in 1994, Mr. Herlitz worked as a tax accountant in both public and corporate accounting before joining the Dallas-based FirstPlus Financial Group, Inc. in 1997. As Assistant to the Chairman and CEO of the company, Mr. Herlitz managed the day-to-day investments of a family limited partnership. While with FirstPlus, he researched and implemented all new ventures, and analyzed and managed equity positions in real estate funds, hedge funds and equity portfolios. He was also responsible for due diligence review on all new investments.

              Mr. Herlitz earned a Bachelor of Commerce Degree (US Equivalent of Bachelor of Business Administration) from the University of Witwatersrand, Johannesburg, South Africa. In addition, he is an active member of the Dallas Chapter of the Young Presidents Organization.

              David O'Reilly, age 44, joined the Company in October 2016 as the Chief Financial Officer. He is responsible for managing the company's investment and financial strategy, working with the executive team to unlock meaningful long-term value across the company's portfolio.

              Prior to joining the Company, Mr. O'Reilly served as Executive Vice President, Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties. He served in the position from November 2011 through October 2014 and was appointed Chief Financial Officer in August 2012. He also served as the company's Interim Chief Financial Officer from May 2012 through August 2012. Previously, Mr. O'Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O'Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and single asset and pooled CMBS transactions. Mr. O'Reilly currently serves as a director of Kite Realty Group Trust

              Mr. O'Reilly graduated from Tufts University with a B.S. in Civil Engineering and received his M.B.A. from Columbia University.

              Peter Riley, age 62, serves as Senior Executive Vice President, Secretary and General Counsel and joined the Company in May 2011. Mr. Riley is responsible for overseeing all legal matters for the Company. Mr. Riley has over 30 years of experience, working in both the public and private sector. Mr. Riley was a partner at K&L Gates LLP between 2004 and 2011 with a significant focus on the tax aspects of fund formation, joint ventures and the acquisition, disposition, operation and financing of real estate assets. Previously, Mr. Riley led the tax department at Kelly, Hart and Hallman, and was Senior Tax Counsel at Simpson Thacher and Bartlett.

              Before earning his law degree, Mr. Riley worked for Amerada Hess Corporation (NYSE: AHC) where he became Chief Financial Officer of its Abu Dhabi subsidiary. Mr. Riley received his L.L.M. in Taxation from New York University School of Law, his J.D. from Boston College Law School and his B.B.A. from The University of Notre Dame.

              Saul Scherl, age 52, serves as President, New York and joined the Company in December 2015. Mr. Scherl is responsible for overseeing the Company's New York Tri-State Region, which notably includes the Seaport District that is currently undergoing redevelopment.

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              Mr. Scherl has more than 20 years of retail, residential, hospitality and mixed-use real estate experience. Additionally, he is both a licensed attorney and CPA. Prior to joining The Howard Hughes Corporation, he was a Principal at Blackpoint Partners where he managed the company's real estate assets as well as mergers and acquisitions. Previously, he served in a similar capacity at Loeb Partners Realty as the Managing Director and with Nomura Asset Capital, where he was responsible for liquidating the company's multi-billion-dollar real estate portfolio. Earlier in his career, Mr. Scherl was with Piper Rudnick and Shaw Pittman as well as Arthur Young and Company. Throughout his career, he has been involved in a broad range of acquisitions, dispositions, redevelopments and financings for real estate properties across the U.S.

              Mr. Scherl graduated from Emory University with a B.B.A. in Accounting and received his J.D. from George Washington University.

              Reuben Davidsohn, age 45, has served as Chief Administrative Office since 2012. Mr. Davidsohn is responsible for managing the treasury and banking functions as well as overseeing the human resources operation.

              Prior to joining the Company, Mr. Davidsohn was Vice President of TPMC Realty Corporation, where he utilized his strong background in finance and accounting to oversee all financial aspects of the company's commercial portfolio. He was part of the Company's emergence team and has been involved in every aspect of the company's operation and evolution.

              Mr. Davidsohn received his M.B.A. from the Neely School of Business at Texas Christian University and has a B.S. in Business and Healthcare Management from the University of Alabama.

              John E. DeWolf III, age 62, serves as President, Columbia and joined the Company in 2011. He leads strategic developments in Maryland, reporting to Grant Herlitz.

              Mr. DeWolf has almost 40 years of real estate experience, including leading his own consulting practice guiding real estate strategy, portfolio management and start-up guidance for multibillion-dollar businesses. Mr. DeWolf was Executive Vice President Real Estate/Strategic Initiatives for New York and Company where he oversaw the addition of 225 stores, the closing of 100 stores and downsizing of over 250 stores. Previously, Mr. DeWolf had senior positions with New England Development, Woolworth Corporation and The Disney Stores, Inc.

              Mr. DeWolf began his career as real estate counsel for Pyramid Companies and spent over 10 years with The Limited as their first in-house attorney. He eventually co-led The Limited's real estate department reporting directly to the company's CEO, Les Wexner. In one year he oversaw the addition of 700 new stores and added over two million square feet to the company's retail base.

              Mr. DeWolf graduated from Syracuse University earning his B.S. in Economics and Political Science in 1977 and J.D. in 1979.

              Paul Layne, age 60, serves as President, Houston and joined the Company 2012. He is responsible for overseeing the operations of the master planned communities of The Woodlands, Bridgeland and The Woodlands Hills in Houston, TX, and 110 N. Wacker office development in Chicago, IL. He also provides strategic involvement for Summerlin and Columbia along with other assets within the Company's portfolio.

              For more than 35 years, Mr. Layne has been a vital leader in Houston's commercial real estate community as well as in national real estate. Prior to joining the Company, Mr. Layne was Executive Vice

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President at Brookfield Properties Corporation, overseeing a 9.7 million square-foot portfolio in Houston's Central Business District. He was responsible for all of the region's activities including leasing, operations, property management, legal, accounting, development and construction as well as being a member of Brookfield's global partnership task force.

              Prior to Brookfield, Mr. Layne was President of Cullen Center and Executive Vice President at Trizec Properties, which was acquired by Brookfield in 2006. At Trizec, Mr. Layne was responsible for 20 million square feet of space in the Southwest and California markets, leading over 300 employees. He was also involved with the acquisitions of key assets, including the Sears Tower in Chicago, Metropolitan Square in St. Louis, Allen Center Complex in Houston and Bank of America in Los Angeles. Before joining Trizec in 1993, Mr. Layne was Senior Vice President for the Horne Company and Vice President and General Partner for Prime Asset Management, Inc.

              Mr. Layne received a B.S. in Management from the University of Houston and attended South Texas College of Law. He currently serves on the boards of the University of Houston Graduate Real Estate Program, Catholic Charities and Cristo Rey Jesuit College Preparatory High School. He previously served on the boards for the Central Houston Association, the University of St. Thomas, Lone Star College Foundation, Houston's Coalition for the Homeless and Houston's Center for Hearing and Speech. He also serves as a Trustee for the Scanlan Foundation and as an advisory board member for the Houston Business Ethics Forum. He is President Emeritus of the Houston Downtown Management District Board and the Christian Community Service Center Board of Directors.

              Kevin Orrock, age 67, serves as President, Summerlin. Mr. Orrock's long-term career with the Company began more than 40 years ago and he helped shape Summerlin from its inception more than 25 years ago. He brings to the Company a deep understanding of the Summerlin community and the development process as well as a keen business and financial acumen that has contributed to Summerlin's ongoing success as one of Southern Nevada's premier community for more than two decades.

              Mr. Orrock began his career with the company when he joined the accounting department at the famed Desert Inn Hotel in Las Vegas in 1974, then owned by Summa Corporation, predecessor to the Company. He held numerous accounting and finance positions before being named Treasurer in 1991. As President of Summerlin, Mr. Orrock oversees all functions of the Summerlin community, which led the nation in home sales for more than a decade during the 1990s and early 2000s.

              Mr. Orrock earned a B.A. in Business Administration from Wittenberg University and an M.B.A from the University of Nevada Las Vegas. Active in the community, Mr. Orrock is past chair of the Las Vegas Chamber of Commerce and serves on the executive board of Las Vegas Economic Global Alliance. He is a member of the advisory board of directors for University of Nevada Las Vegas Foundation and the Lee College of Business.

              Michael Slosser, age 60, is Executive Vice President and Managing Director, Hospitality for the Company, reporting to Grant Herlitz. He joined the Company in 2016. He is responsible for leading the company's hospitality portfolio which currently includes 1,000 guest rooms across three resort and conference centers.

              Prior to joining the Company, he spent the past 16 years with Destination Hotels and Resorts where he oversaw the greater southern California market, including L'Auberge Del Mar, Paradise Point Resort and Spa, Sheraton Universal, Estancia La Jolla Hotel and the Town and Country Resort and Convention Center. He was responsible for two of the world's top resorts, the Manele Bay Hotel and The Lodge at Koele, where he served as Vice President of Resorts for the Lanai Company, a subsidiary of

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Castle and Cooke. These two resorts were recognized by Conde' Nast Traveler as the #1 and #3 ranked golf resorts in the world during his tenure. Additionally, his experience includes time at the Westin Hotels, Hilton Hotels and Stouffer Hotels. Other notable properties include the Beverly Hilton Hotel and the famed La Costa Resort and Spa.

              Mr. Slosser graduated from Michigan State University with a B.A. in Business Administration and School of Hotel and Restaurant Administration.

              Simon Treacy, age 49, serves as President, Hawaii and joined the Company earlier this year. Mr. Treacy has 20 years of global real estate experience across Asia, Europe and the US. He has lived in Australia, Singapore, Thailand, Hong Kong, Japan, and China, and spent the past four years in New York as BlackRock Real Estate's Managing Director, Global Chief Investment Officer and Head of US Equity. Prior to BlackRock, Mr. Treacy was a Founding Shareholder and Global CEO of MGPA, which was acquired by BlackRock in 2013, and had $14 billion of funds under management in Asia and Europe. Mr. Treacy is also a global governing trustee in ULI and a leader in urban planning and land use.

              Sarah Vasquez, age 56, has served as Executive Vice President of Management and Operations, since 2013. Ms. Vasquez is responsible for the results of the operating assets within the portfolio. In addition, she works closely with all other departments, including development, in assessing operational needs for the Company. Currently she has oversight of field management, tenant coordination, operating property marketing, operations administration and finance. Since joining the Company, she has also overseen the opening of Downtown Summerlin and The Outlet Collection at Riverwalk.

              Ms. Vasquez has over 25 years of work experience. Prior to joining the Company, Ms. Vasquez served in several roles with Westfield Corporation over a 15-year span with her last position as Senior Vice President, Los Angeles Management and National Operations. Additionally, she has played an active role in over 20 development projects, ranging from $50 million to $700 million. Some of these critical projects included iconic centers such as Westfield San Francisco Center, Valley Fair, Topanga and Culver during her time at Westfield Corporation. Ms. Vasquez graduated from Santa Clara University in California with a B.S. in Finance. She is an active member of the International Council of Shopping Centers and has served on the CSM Committee for four terms. She is active with the REAP program in Dallas and has served on many program committees as well as a member of PEO, a women's philanthropic organization.

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Compensation Discussion and Analysis

              The Compensation Discussion and Analysis summarizes the material elements of our compensation program for our NEOs for 2017. Our NEOs were:

Named Executive Officer	Position
David Weinreb	Chief Executive Officer
Grant Herlitz	President
David O'Reilly	Chief Financial Officer
Peter Riley	Senior Executive Vice President, Secretary and General Counsel
Saul Scherl	President, New York

EXECUTIVE SUMMARY

              Our success depends, in large part, on our ability to successfully attract, motivate and retain a qualified management team. The executive compensation program designed and implemented by the compensation committee is intended to attract, retain and motivate the key people necessary to enable us to maximize operational efficiency and profitability over the long term. The compensation committee believes that executive compensation should seek to align the interests of our executives and other key employees with those of the Company and its stockholders. Our executive compensation program also is designed to differentiate compensation based upon individual contribution, performance and experience.

              In establishing compensation, the compensation committee intends to provide our NEOs with a competitive compensation package. The compensation committee intends to set compensation in this manner to ensure that our compensation practices do not disadvantage the Company in attracting and retaining executives and other key employees, while also managing a competitive compensation expense structure for the Company.

2017 Business Performance Highlights

              Our financial and operational performance are key factors for the compensation committee to consider when determining compensation for our NEOs. We had a successful year across all three of our reportable segments, which included some of the following major accomplishments in 2017:

  ▪
  completed $2.6 billion of development, inclusive of Waiea and Anaha;

  ▪
  delivered, acquired or under construction on over 12.0 million square footage of real estate, including 2,619 multifamily units, 913 hotel rooms, 1,438 self-storage units, 1,381 condominium units, 4.8 million square footage of office space and 3.0 million square footage of retail space;

  ▪
  generated approximately $1.1 billion in total revenue, an increase of $65.1 million as compared to 2016, or nearly a 6.0% increase;

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  ▪
  increased net operating income ("NOI")1 in our Operating Assets segment, including our share of NOI from equity investments and excluding properties sold or in redevelopment, by $18.0 million, or 13.0%, to $157.0 million in 2017 compared to $139.0 million in 2016; and

  ▪
  completed construction on three properties and commenced construction on six projects in our Strategic Development segment.

              In addition, we were able to maintain a strong balance sheet, financial flexibility and sufficient liquidity to fund future growth. As of December 31, 2017, we had $861.1 million of cash and cash equivalents on the balance sheet and expect only $78.2 million of debt to mature in 2018. We entered into numerous financing transactions in 2017 that resulted in the strengthening of our liquidity profile, including:

  ▪
  the refinancing of our senior notes to reduce interest by 150 basis points and extend the maturity on the notes to 2025;

  ▪
  obtaining approximately $127.6 million in construction financing;

  ▪
  obtaining $49.2 million in non-recourse financing;

  ▪
  increasing our borrowing availability by $30.0 million under The Woodlands Master Credit Facility; and

  ▪
  divestitures of six non-core assets for total cash proceeds of approximately $88.6 million.

              The compensation committee carefully considered these achievements in order to ensure that the compensation program for 2017 adequately reflects the Company's compensation philosophy and objectives.

1 NOI is a non-GAAP measure. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). We believe that NOI is a useful supplemental measure of the performance of our ownership, management and redevelopment or repositioning of real estate assets currently generating revenues because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. A reconciliation of NOI to Net Income as computed in accordance with GAAP has been presented in Appendix A to this Proxy Statement.

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2017 Compensation Highlights

              Our 2017 financial performance, along with the individual performance for our NEOs, served as key factors in determining compensation for 2017 and executing on other compensation practice initiatives, including as follows:

COMPENSATION PRACTICE	RATIONALE FOR PRACTICE

▪ We granted annual long-term equity incentive awards, half of which are performance-based, except with respect to Mr. Weinreb who received only performance-based incentive awards.	▪ We tie a significant portion of compensation to long-term performance.
▪ Payouts based on interpolation between threshold, target and maximum performance for the performance-based equity awards.

▪

By using linear interpolation rather than the "step" approach, we are able to achieve finer calibration between pay and performance. Interpolation mitigates the risk that management will act improperly to either increase payout to the next higher step or avoid falling to a lower step.

▪ Majority of annual compensation for our NEOs is tied to incentive compensation.	▪ Our NEOs have a performance-based annual incentive compensation opportunity that is assessed annually to ensure alignment with our compensation objectives.

▪ Entered into new long-term contracts with a majority of our NEOs.	▪ Retained highly skilled and qualified individuals that are critical to the current and long-term success of the Company.

▪

We only provided Mr. Riley with an annual base salary increase. Base salary increases are generally provided in connection with promotion or for increased responsibility or as a result of significant changes in the base salary levels of similarly situated executives in our peer group.

▪ There were no annual base salary increases in fiscal 2017 except for Mr. Riley who was promoted to Senior Executive Vice President.

              Prior to the 2017 annual meeting of stockholders, at which approximately 76% of the votes cast were in favor of our "say-on-pay" stockholder advisory vote in support of executive compensation, we undertook a stockholder engagement where our management met with stockholders holding a majority of our outstanding shares. We undertook this engagement as an effort to inform the compensation committee's discussions and better assess stockholder views on our executive compensation program.

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In response to stockholder input and feedback, we reassessed certain aspects of the compensation structure for our NEOs, seeking to address the following concerns expressed by our stockholders.

Stockholder Concern	How We Addressed Concern	Fiscal Year Effective
▪ Annual incentive payments in excess of contractual limits set forth in employment agreements

▪

The compensation committee negotiated ten-year employment agreements with our CEO and our President, and a five-year employment agreement with our Senior Executive Vice President, Secretary and General Counsel. The new employment agreements provide for a percentage range of an annual target bonus amount with threshold and maximum amounts, which are based upon the achievement of certain performance goals that will be established annually by the compensation committee. The compensation committee has no intention of awarding bonuses in excess of the contractual limits set forth in the new employment agreements.

▪ 2017
▪ No equity award grants to the CEO	▪ The CEO's new employment agreement provides for the annual grant of long-term equity awards. The equity awards will be in the form of restricted stock with performance-based vesting.	▪ 2017

              The compensation committee further assessed the allocation between short- and long-term variable compensation. Short-term variable pay is comprised of our NEOs annual incentive compensation and long-term variable pay is comprised of our NEOs' long-term equity awards. The fair value of our NEOs' long-term equity award is often less than the value of their annual incentive compensation. The fair value of the long-term equity awards are discounted pursuant to accounting rules because the Company has not achieved, and may not achieve, certain cumulative total stockholder return thresholds over a five-year term to which 50% of the amount of the restricted shares granted as long-term equity is subject (100% in the case of our CEO). The value of the long-term equity awards will increase only if the Company meets certain cumulative total stockholder return targets. We believe this compensation arrangement better aligns the long-term interests of the NEOs and our stockholders.

              The compensation committee uses absolute cumulative total stockholder return as the sole metric for the performance-based component of the long-term equity awards because it believes that the NEOs should be awarded performance-based awards only if the Company provides our stockholders with meaningful increases in our stock price and not because the Company outperformed its peers.

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Compensation and Governance Best Practices

              The compensation committee regularly reviews best practices in governance and executive compensation. The Company's current best practices and policies include the following:

What We Do

✓	Align Executive Compensation with Company Performance. We tie a majority of executive pay to performance-based cash awards and long-term equity awards.
✓
Apply Multi-Year Vesting to Equity Incentive Awards. Under our long-term equity incentive program, time-based awards vest ratably over a five year period following the date of grant and performance-based awards vest over a minimum period of five years, subject to the satisfaction of total stockholder return thresholds.
✓
Provide Double-Trigger Severance Benefits. In the event of a change of control, equity award vesting is provided to our NEOs only in the event of a qualifying termination following a change of control. Equity awards do not vest solely in connection with a change of control.
✓
Allow Clawbacks. Our Board has adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated, which may include reimbursement of any bonuses paid and recovery of profits received during the applicable period under any equity compensation awards.
✓
Impose Stock Ownership Guidelines. Our compensation committee has adopted stock ownership guidelines for our CEO, President, CFO and Senior Executive Vice President, Secretary and General Counsel, which require such executive officers to accumulate and hold a meaningful level of stock in the Company.
✓
Conduct Periodic Risk Review. Our compensation committee conducts a periodic review of the Company's compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.
✓	Retain an Independent Compensation Consultant. Our compensation committee retains an independent compensation consultant to advise on our executive compensation programs.
✓	Provide Limited Perquisites. We provide limited perquisites to our NEOs.
✓	Offer Broad-Based Benefits. Our NEOs are eligible for the same health and retirement benefits as other full-time employees.
✓	Use Peer Group Evaluation. We evaluate our compensation peer groups periodically to align with investor expectations and changes in the Company's business.
✓	Conduct an Annual Say-on-Pay Vote. We conduct an annual say-on-pay vote to better understand investor sentiment of our executive compensation program.

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What We Don't Do

✘	No Excise Tax Gross-Ups. We do not make tax gross-ups payments to executive officers.
✘	No Supplemental Retirement Benefits. We do not provide supplemental executive officer retirement benefits.
✘	No Hedging or Pledging. We do not permit hedging or pledging of equity by our executive officers or directors.
✘	No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options without stockholder approval.
✘	No Discount Options. Our equity plan prohibits granting stock options with a grant price less than fair market value of our common stock on the date of the grant.

Compensation Philosophy and Objectives

We Strive to Attract, Incentivize and Retain Talented Individuals.    It is imperative that we attract, incentivize and retain individuals in executive positions whose skills, business experience and acumen are critical to the current and long-term success of the Company.

  ▪
  We pay competitively.    We pay competitively to provide a target compensation opportunity that will attract, motivate and retain our talented core of executives who drive our success and have led to the transformation of the Company over the last several years. The compensation program is designed to give the Company a competitive advantage relative to the compensation provided by peer group companies with which we compete for qualified executive talent. The compensation committee also seeks to retain executives through the phases of the cycle of the real estate market by keeping compensation competitive during times of growth as well as contraction. While peer group companies and competitive survey data provide a beginning reference point and inform decisions on the range of compensation opportunities, it is just one of many factors the compensation committee considers in setting pay. Ultimately, the compensation committee retains flexibility to adjust executive compensation based on our objectives of building our Company and creating stockholder value.

  ▪
  Retention is a key objective of the compensation program.    Because the implementation of the Company's business strategy requires long-term commitments on the part of our NEOs, and because competition for top talent is intense in the Company's industry, retention of our talented core of executives is a key objective of the compensation program.

We Pay for Performance.    We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company's compensation program.

  ▪
  We reward attainment of established goals.    The compensation program is designed to reward our NEOs for attaining established goals that require the dedication of their time, effort, skills and business experience to drive the success of the Company and the maximization of stockholder value.

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  ▪
  Performance-based annual incentive compensation is a key component of our compensation program.    For fiscal 2017, annual performance is rewarded through annual incentive awards and is based on the Company's performance and financial results and the applicable individual NEO's contribution to those results.

We Align Pay to Business Objectives and Long-Term Strategy.    The compensation program is designed to reward and motivate our NEOs' Company-wide performance and, as described below, individual performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of our NEOs should be aligned with those of our stockholders.

  ▪
  We grant long-term equity incentive awards under our long-term equity incentive program.    We use equity incentive awards as a recruitment and retention incentive and to align the interests of our NEOs with stockholder interests. The compensation committee continues to grant awards under the annual long-term equity incentive program that was adopted in 2010.

Roles and Responsibilities

Role of Compensation Committee

              The compensation committee administers our executive compensation programs. The role of the compensation committee is to review and approve the compensation paid to our NEOs and certain other executive officers of the Company, and to review the compensation policies and practices for all of our employees to verify that the policies and practices do not create unreasonable risks for the Company.

              In establishing compensation for NEOs, the compensation committee considers, among other things, recommendations by our CEO and our compensation consultant, and the compensation of similarly situated executives in peer companies. In addition, the compensation committee with the assistance of management, reviews total compensation paid to certain other executive officers annually, including long-term equity awards.

              In 2017, the compensation committee reviewed the internal evaluations of the NEOs and certain other executive officers, and market data provided by management and our compensation consultant, Meridian Compensation Partners, LLC ("Meridian"). The compensation committee believes that NEO compensation for 2017 reflects appropriate allocation of compensation between salary, annual incentive compensation and equity compensation.

              The compensation committee reviews and approves corporate goals and objectives relevant to the CEO's compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation.

Role of Executive Officers

              Our CEO makes compensation recommendations for the other NEOs to the compensation committee. Additionally, management provides financial and compensation data to the compensation committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the compensation committee. This data includes:

  ▪
  our financial performance for the current year compared to the preceding year;

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  ▪
  performance evaluations of the NEOs (other than CEO) including experience, prior performance and anticipated future performance;

  ▪
  industry-wide business conditions; and

  ▪
  total compensation provided to the NEOs in previous years.

Role of Compensation Consultant

              In 2017, the compensation committee continued its engagement with Meridian. The scope of Meridian's work includes the following items in connection with 2017 compensation:

  ▪
  providing the compensation committee with relevant market data;

  ▪
  updating the compensation committee on related trends and developments;

  ▪
  advising the compensation committee on program design; and

  ▪
  providing input on compensation decisions for NEOs.

              Meridian provides no other services directly to the Company and no conflicts of interest exist between the Company and Meridian.

              Based in part on the information provided to it by Meridian, the compensation committee determined that the NEOs annual incentive compensation for 2017 performance should equal the fixed annual target bonus amount as provided in each of the NEO employment agreements. On February 21, 2018, Mr. O'Reilly and the Company entered into an Amended and Restated Employment Agreement to restructure certain terms of Mr. O'Reilly's employment agreement to make them similar to the other NEO employment agreements. The amendments to Mr. O'Reilly's agreement resulted in the Company allocating a higher portion of Mr. O'Reilly's total compensation to the annual incentive award and reduced the annual long-term equity award by the same amount. The compensation committee awarded Mr. O'Reilly an annual incentive compensation award for 2017 performance equal to the fixed annual target bonus amount set forth in the Amended and Restated Employment Agreement.

Risk Assessment

              The compensation committee's annual review and approval of the Company's compensation strategy includes a review of compensation-related risk. In this regard, the compensation committee annually considers the relationship between the Company's overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices (a) encourage imprudent risk taking, and (b) would be reasonably likely to have a material adverse effect on the Company.

Market Review and Compensation Peer Group

              In 2017 and 2018, the compensation committee compared our executive compensation program with competitive market information regarding salary and incentive awards and programs. The purpose of this analysis is to provide a beginning reference point in evaluating the reasonableness and competitiveness of our executive compensation within the real estate development and operating industry and to ensure that our compensation program is generally comparable to companies of similar size and scope of operations.

              Market pay levels are obtained from various sources, including published compensation surveys and information taken from SEC filings of 14 public companies recommended by Meridian and approved

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by the compensation committee. The following companies comprised the peer group for purposes of reviewing and considering the 2017 compensation decisions approved for our NEOs (the "Comparator Group"):

▪ Mid-America Apartment Communities, Inc.	▪ Meritage Homes Corporation
▪ Beazer Homes USA, Inc.	▪ Pebblebrook Hotel Trust
▪ Camden Property Trust	▪ Regency Centers Corporation
▪ Duke Realty Corporation	▪ Taubman Centers, Inc.
▪ Federal Realty Investment Trust	▪ Toll Brothers Inc.
▪ Forest City Realty Trust, Inc.	▪ Vail Resorts, Inc.
▪ Kilroy Realty Corporation	▪ Weingarten Realty Investors

              Peer group compensation is just one of many factors that the compensation committee considers in determining compensation levels for our NEOs. The compensation committee also considers: (i) the Company's financial performance and operating results; (ii) each NEO's job responsibility, experience and prior performance; (iii) industry-wide business conditions; and (iv) the recommendation of our CEO.

Employment Agreements

              In 2017, the Company entered into new employment agreements with each of Messrs. Weinreb, Herlitz and Riley. These agreements provide for a minimum annual base salary, annual incentive compensation under plans approved by the compensation committee, as well as severance and other benefits. The compensation committee approved the terms of the employment agreements based upon (a) its assessment of the terms necessary to retain highly qualified executives, and (b) arm's length negotiations with each of these executives. For a description of the material terms of these employment agreements, see "Executive Compensation – Employment Agreements."

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Key Elements of Executive Compensation Program

The following table outlines certain information regarding the key elements of our executive program:

Element	Form	Objectives and Basis
Base Salary	Cash	▪ Attract and retain highly qualified executives to drive our success
Annual Incentive Compensation	Cash	▪ Drive Company and segment results

▪

Actual payout determined by the compensation committee based on the achievement of specific goals and objectives established by the compensation committee during the first quarter of each calendar year

Long-Term Equity Incentive	Restricted Stock (time-based and performance-based vesting)	▪ Drive Company performance ▪ Align interests of executives with those of our stockholders ▪ Retain executives through long-term vesting; ▪ Provide potential wealth accumulation

Deferred Compensation	401(k) plan, non-qualified deferred compensation plan	▪ Provide tax-deferred methods for general savings and retirement

              We also provide other general benefits and limited perquisites, which are described below.

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2017 Annual Compensation Mix

              Consistent with the compensation committee's compensation philosophy and objectives, the following sets forth the 2017 compensation decisions that were approved for our NEOs as a result of Company and individual performance achievements and the total mix of variable compensation paid or granted to NEOs as reflected in the Summary Compensation Table under the heading "Executive Compensation" elsewhere in this Proxy Statement. The Company granted the initial equity incentive awards to each of Messrs. Weinreb, Herlitz and Riley in connection with the execution of their new employment agreements. The initial equity incentive awards were one-time grants.

	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX
David Weinreb Chief Executive Officer	Our CEO is responsible for managing our business operations and overseeing the senior members of our management team. He leads the implementation of corporate strategy and is the primary liaison between our Board and the management of the Company. He also serves as the primary public figure of the Company.
KEY 2017 PERFORMANCE ACHIEVEMENTS

▪

Led the Company's strong financial and operational performance, including the increase of NOI.

▪

Advanced and cultivated the Company's vision for the Seaport District, including securing content, brands, tenants and sponsors.

▪

Presided over strong residential condominium sales and the delivery of Anaha, our second residential building at Ward Village.

▪

Worked to set the Company's creative tone and brand positioning across the portfolio.

COMPENSATION DECISIONS
▪ Base Salary: $1,000,000 ▪ Annual Incentive Compensation: $5,000,000 ▪ Initial Equity Incentive: $1,136,075

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	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX
Grant Herlitz President	Our President is responsible for managing our day-to-day business operations and executing on Company-wide initiatives.
KEY 2017 PERFORMANCE ACHIEVEMENTS

▪

Led the Company's strong financial and operational performance, including the increase of NOI.

▪

Provided leadership and strategic direction to other executives.

▪

Continued to work with MPC Segment executives in managing our lot prices and cash flow.

▪

Continued to lead the capital markets department in obtaining property financing across the portfolio.

▪

Worked closely with our CEO to set the Company's creative tone and brand positioning across the portfolio.

COMPENSATION DECISIONS
▪ Base Salary: $750,000 ▪ Annual Incentive Compensation: $2,625,000 ▪ Long-Term Equity Incentive: $1,553,722 ▪ Initial Equity Incentive: $5,000,000

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	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX
David O'Reilly Chief Financial Officer	Our CFO is responsible for managing the Company's overall financial position, including our cash flow and liquidity profile. He is also responsible for financial analysis and reporting, as well as our information technology function. He is our primary liaison to our investors.
KEY 2017 PERFORMANCE ACHIEVEMENTS

▪

Integrally involved in subjects of critical significance to the Company, including cash flow, capital, liquidity and reputational matters.

▪

Continued to refine our investor communication strategy.

▪

Led the refinancing of our $1 billion in senior notes to extend maturity and reduce interest by 150bps.

COMPENSATION DECISIONS
▪ Base Salary: $500,000 ▪ Annual Incentive Compensation: $900,000

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	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX
Peter Riley Senior Executive Vice President, Secretary and General Counsel	Our Senior Executive Vice President, Secretary and General Counsel manages business and legal aspects of complex transactions, particularly in the negotiation of critical contracts. He participates in the definition and development of corporate policies, procedures and programs, and provides counsel and guidance on legal matters.
KEY 2017 PERFORMANCE ACHIEVEMENTS

▪

Led the development and negotiation of several joint venture agreements.

▪

Continued to lead the Company's Legal Department in drafting, negotiating and finalizing contracts on a timely basis.

▪

Continued to excel by providing the Company with sound legal advice and strategies.

COMPENSATION DECISIONS
▪ Base Salary: $506,730 ▪ Annual Incentive Compensation: $800,000 ▪ Long-Term Equity Incentive: $647,330 ▪ Initial Equity Incentive: $1,209,500

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 61

	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX
Saul Scherl President, New York	Our President, New York is responsible for overseeing the Company's New York Tri-State Region, which notably includes the redevelopment of the Seaport District.
KEY 2017 PERFORMANCE ACHIEVEMENTS

▪

Continued the development and execution of the Company's vision for The Seaport District.

▪

Obtained vital approvals for the Company's development of The Seaport District.

▪

Managed predevelopment, construction and soft costs, as well as change orders throughout the various construction components of the Seaport District

▪

Negotiated the lease terms between the Company and NEP Studios for the operation of ESPN live broadcast television and radio studios at Pier 17 and throughout the Seaport District.

COMPENSATION DECISIONS

▪

Base Salary: $500,000

▪

Annual Bonus: $500,000*

▪

Long-Term Equity Incentive:
$323,607

* Mr. Scherl does not participate in the annual incentive compensation program in which other NEOs participate. For more information, see "2017 Annual Compensation – Annual Incentive Compensation."

              Additionally, in determining annual incentive compensation, the compensation committee assessed Company performance against the Comparator Group.

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Base Salary

              The minimum annual base salary for each NEO is set forth in his employment agreement with the exception of Mr. Scherl who does not have an employment agreement. Future increases in base salary are expected to be determined on the basis of management responsibilities, level of experience and tenure with the Company, as well as internal and market comparisons. In setting base salaries for the NEOs, the compensation committee seeks to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies. The base salaries of our NEOs as of December 31, 2016 and 2017 were as follows:

Name	Title	2016 Base Salary ($)	2017 Base Salary ($)	Base Salary Change
David Weinreb	Chief Executive Officer	1,000,000	1,000,000	No Change
Grant Herlitz	President	750,000	750,000	No Change
David O'Reilly	Chief Financial Officer	500,000	500,000	No Change
	Senior Executive Vice President, Secretary
Peter F. Riley	and General Counsel	500,000	550,000	+9%
Saul Scherl	President, New York	500,000	500,000	No Change

Annual Incentive Compensation

              The compensation committee believes that annual incentive compensation is a key element of the total compensation for our NEOs. The compensation committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of established performance measures and objectives, appropriately motivates the NEOs to achieve the Company's financial and operational objectives, thereby enhancing stockholder value.

              The employment agreements for our NEOs (other than Mr. Scherl) provide that each officer is eligible to receive an annual incentive award. The amount of each annual incentive award is within a range set forth in the applicable NEO's employment agreement and is determined by the compensation committee based on the achievement of specific goals and objectives established by the compensation committee during the first quarter of each calendar year. The goals and objectives established by the compensation committee are intended to satisfy the requirements of Section 162(m) of the IRC. Mr. O'Reilly's employment agreement, in effect as of December 31, 2017, provided that he is eligible to receive an annual incentive award in an amount equal to a certain percentage of his base salary; provided, that the goals and objectives established by the compensation committee are achieved. Mr. Scherl does not have an employment agreement and is not eligible for an annual incentive award as described below. Mr. Scherl participates in the Company's general annual incentive plan in which all corporate employees are eligible. The annual incentive compensation opportunity for each NEO with an employment agreement as of December 31, 2017 is set forth below.

David Weinreb

  ▪
  At least 65% (threshold), but not more than 120% (maximum), of a target annual incentive award of $5,000,000

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Grant Herlitz

  ▪
  At least 65% (threshold), but not more than 120% (maximum), of a target annual incentive award of $2,625,000

Peter F. Riley

  ▪
  At least 60% (threshold), but not more than 140% (maximum), of a target annual incentive award of $800,000

David O'Reilly(1)

  ▪
  At least 60% (threshold), but not more than 140% (maximum), of his annual base salary.

              (1)  The Amended and Restated Employment Agreement between Mr. O'Reilly and the Company provides for an annual incentive award opportunity in an amount equal to at least 60%, but no more than 140% of a fixed annual target incentive award of $900,000. The compensation committee awarded an annual incentive compensation award based on the terms of the Amended and Restated Employment Agreement.

              Annual incentive compensation payments for participating NEOs are made pursuant to The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan (the "2010 Incentive Plan") and are contingent upon the achievement of pre-established performance goals relating to an objective minimum performance measure applicable to all eligible NEOs, and the results of a subjective evaluation of the individual performance of each eligible NEO. The compensation committee establishes annually a cash bonus pool for participating NEOs. The compensation committee's pre-approved payment formula generally determines the size of the bonus for each NEO participant as a percentage of the cash bonus pool, subject to the discretion of the compensation committee. Eligible NEOs will not be paid an annual incentive award if the Company does not achieve the pre-established objective minimum performance measure. The individual performance goals for each eligible NEO are established by the compensation committee, upon consultation with our CEO, and communicated to each eligible NEO in the first quarter of each fiscal year.

              The compensation committee established an objective minimum performance measure for the 2017 annual incentive compensation plan of at least $500.0 million of consolidated gross revenues. The Company's consolidated gross revenues substantially exceeded $500.0 million in 2017 and the bonus pool for the incentive compensation plan was funded. The compensation committee selected consolidated gross revenues as the objective minimum performance measure because it believes that our revenues are a strong indicator of the growth and performance of the Company in this stage of its development. The compensation committee used its downward discretion and awarded annual incentive compensation for each of Messrs. Weinreb, Herlitz and Riley from the bonus pool in an amount equal to the fixed annual target bonus set forth in each of their employment agreements. The compensation committee used its downward discretion and awarded a bonus to Mr. O'Reilly in an amount in excess of the contractual maximum amount set forth in his employment agreement in effect as of December 31, 2017, and equal to the target annual incentive compensation set forth in his Amended and Restated Employment Agreement. The compensation committee decided to award target annual bonus amount based upon the accomplishments and performance results described in the section entitled "2017 Business Performance Highlights" above and its overall evaluation of the individual performance of each eligible NEO based upon other factors discussed elsewhere in this Compensation Discussion and Analysis.

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              The following table sets forth the annual incentive compensation paid to the NEOs for 2017 performance. Due to management's strong overall accomplishments in 2017, the annual incentive compensation paid to the NEOs, with the exception of Mr. O'Reilly, was equal to the target amounts set forth in their employment agreements. The annual incentive compensation paid to Mr. O'Reilly exceeded the contractual limit set forth in his then current employment agreement by $200,000.

Name	Actual Annual Incentive Compensation Awards ($)
David R. Weinreb	5,000,000
Grant Herlitz	2,625,000
David O'Reilly	900,000
Peter Riley	800,000

              Mr. Scherl does not have an employment agreement with the Company and does not participate in the annual cash bonus pool as described above. Mr. Scherl participates in the Company's general annual incentive plan in which all corporate employees are eligible. His annual cash bonus is based upon his performance against performance goals that are established by the compensation committee upon consultation with the CEO at the beginning of each year. The cash bonus amount is approved by the compensation committee upon recommendation from the CEO. Mr. Scherl received an annual bonus of $500,000 for his performance in fiscal year 2017.

Long-Term Equity Incentive

              The 2010 Incentive Plan is designed to attract, retain and motivate officers, employees, non-management directors and consultants of the Company and its subsidiaries, as well as promote the success of the Company's business by providing participants with appropriate incentives.

              The Company believes that restricted stock provides a long-term equity opportunity that is both competitive in the real estate industry and serves as a retention tool. In addition, 50% of the restricted stock granted to each NEO cliff-vests after five years only upon the achievement of a minimum cumulative total stockholder return over the same period. The Company believes that the long-term vesting component of the restricted stock aligns management's interest with the long-term performance of the Company. The table below provides a breakdown of the restricted stock awarded to certain of our NEOs in 2017.

Name of NEO	Performance-Based Shares (#)	Time-Based Shares (#)	Total 2017 Shares Granted (#)
Grant Herlitz	10,295	10,295	20,590
Peter Riley	4,290	4,289	8,579
Saul Scherl	2,145	2,144	4,289

              All awards set forth in the table above were granted pursuant to the regular annual grant program. The performance-based shares granted in 2017 cliff vest as shown in the table below on December 31, 2021, as long as the NEO remains continuously employed through December 31, 2020. Vesting is based on the cumulative total stockholder return ("TSR") of the Company over a five-year term. TSR is calculated using the following formula: TSR= (Priceend–Pricebegin+Dividends/Pricebegin). $114.25, the average share price of the Company for the last 30 trading days of 2016, shall be used as the Pricebegin for the purpose of calculating TSR. Priceend shall be the average share price of the Company for the last 30 trading days of 2021.

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              A TSR target is deemed satisfied if the TSR meets or exceeds one of the corresponding thresholds below. If the TSR achieved is between two of the thresholds set forth below, the percentage of the award that vests shall be interpolated between the two thresholds. Share price shall be based on the daily closing price of the Company's common stock as reported in the consolidated transaction reporting system.

Total Stockholder Return	Stock Price End	Vesting %
0.00% to 10.99%	$192.51 or below	0%
11.00% to 11.99%	$192.52	30%
12.00% to 12.99%	$201.35	60%
13.00% to 13.99%	$210.50	90%
14.00% to 14.99%	$219.98	120%
15.00%	$229.80	150%

              The time-based shares granted in 2017 vest ratably over a five-year period. The first 20% tranche vested on December 31, 2017, and the remaining 20% tranches vest on December 31, 2018; December 31, 2019; December 31, 2020; and December 31, 2021.

              On August 29, 2017, the Company granted Mr. Weinreb a one-time award of 25,738 restricted shares of Company common stock in accordance with the terms of his new employment agreement. The restricted shares cliff vest as shown in the table below on December 31, 2022. Vesting is based on the cumulative TSR of the Company over a five-year period. TSR is calculated using the following formula: TSR (Priceend–Pricebegin+Dividends/Pricebegin). $115.81, closing share price of the Company on August 29, 2017, shall be used as the Pricebegin for the purpose of calculating TSR. Priceend shall be the average share price of the Company for the last 30 trading days of 2022. A TSR target is deemed satisfied if the TSR meets or exceeds one of the corresponding thresholds below. If the TSR achieved is between two of the thresholds set forth below, the percentage of the award that vests shall be interpolated between the two thresholds. Share price shall be based on the daily closing price of the Company's common stock as reported in the consolidated transaction reporting system.

Total Stockholder Return	Stock Price End	Vesting %
0.00% to 10.99%	$195.14 or below	0%
11.00% to 11.99%	$195.15	30%
12.00% to 12.99%	$204.10	60%
13.00% to 13.99%	$213.37	90%
14.00% to 14.99%	$222.98	120%
15.00% to 15.99%	$232.94	150%
16.00% to 16.99%	$243.24	160%
17.00% to 17.99%	$253.91	170%
18.00% to 18.99%	$264.95	180%
19.00% to 19.99%	$276.36	190%
20.00%+	$288.17	200%

              On October 2, 2017, the Company granted Mr. Herlitz a one-time award of 42,764 restricted shares of Company common stock in accordance with the terms of his new employment agreement. The amount of restricted shares was determined by dividing $5,000,000 by $116.92, the closing price per share of Company common stock on the date of grant. Fifty percent of the restricted shares granted under

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the award will fully vest on October 2, 2022, and the remaining fifty percent of the restricted shares granted under the award will fully vest on October 2, 2027, subject to the terms of the Employment Agreement. The award is also subject to the terms and conditions of 2010 Incentive Plan and the applicable Restricted Stock Agreement, dated as of October 2, 2017.

              On November 8, 2017, the Company granted Mr. Riley a one-time award of 10,000 restricted shares of Company common stock in accordance with the terms of his new employment agreement. The restricted shares cliff-vest on November 8, 2018, subject to the terms of the Employment Agreement. The award is also subject to the terms and conditions of 2010 Incentive Plan and the applicable Restricted Stock Agreement, dated as of November 8, 2017.

              Deferred Compensation Plan.    The Company provides a deferred compensation plan to the NEOs and other highly-compensated employees to provide tax-deferred methods for general savings and retirement. The Company does not make any contributions to the deferred compensation plan.

    Other Components of Compensation

              Employee Benefits.    The Company provides health, life, and other insurance benefits to its NEOs on the same basis as its other full-time employees. The Company does not provide its executives and other employees with defined pension or contribution benefits, supplemental retirement benefits, post-retirement benefits or deferred compensation programs.

              Severance Benefits.    We provide certain severance benefits to our NEOs, other than Mr. Scherl, under their employment agreements, and for Mr. Scherl under the Amendment and Restatement of The Howard Hughes Management Co. LLC Separation Benefits Plan (the "Separation Benefits Plan"). For more information, see "Employment Agreements with Named Executives."

              The compensation committee believes that these benefits are necessary and appropriate to attract and retain qualified NEOs insofar as these benefits are generally made available by other companies. Additionally, the change in control benefits are intended to ensure that the Company's NEOs are able, as a practical matter, to evaluate any potential change in control transaction objectively and to encourage NEOs to remain employed by the Company in the event a change in control becomes a real possibility. For additional information regarding the employment agreements with the Company's NEOs, see "Executive Compensation—Employment Agreements" and "Potential Payments Upon Termination or Change in Control."

              Perquisites and Other Personal Benefits.    The Company provides Mr. Weinreb, its CEO, with certain perquisites and other personal benefits, such as the use of the corporate aircraft. The Company owns and operates a corporate aircraft to allow employees to safely and efficiently travel for business purposes. The Company aircraft allows the CEO to be far more productive than if commercial flights were utilized, as the aircraft provides a confidential and highly productive environment in which to conduct business without the schedule constraints imposed by commercial airline service. The perquisites and other compensation received by the NEOs are set forth in Note 4 to the "Summary Compensation Table" and under the header "2017 All other Compensation."

              No Tax "Gross-Up" Payments.    The Company does not provide, and no NEO is entitled to receive, any tax "gross-up" payments in connection with compensation, severance or other benefits provided by the Company.

              Executive Compensation Recoupment Policy.    The Board has adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. In the event of a

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material restatement of the Company's financial results due to misconduct, the compensation committee shall review the facts and circumstances and take the actions it considers appropriate with respect to any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such actions may include, without limitation, (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the compensation committee, would have been paid had the financial results been properly reported, and (b) seeking to recover profits received by such officer during the 12 months after the restated period under any equity compensation awards. All determinations made by the compensation committee with respect to this policy shall be final and binding on all interested parties.

              Deductibility of Compensation.    Section 162(m) of the IRC places a limit of $1.0 million on the amount of compensation a public company may deduct for federal income tax purposes in any one year paid to certain "covered employees". For taxable years ending December 31, 2017 and earlier, "covered employees" generally referred to the company's chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid. This limitation does not apply to compensation that is considered "qualified performance-based compensation" under the rules of Section 162(m).

              The exemption from Section 162(m)'s deduction limitation for "qualified performance-based compensation" has been repealed by recent legislation, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is uncertain under the legislation). In addition, beginning with taxable years beginning after December 31, 2017, "covered employees" generally was expanded to include the Company's chief financial officer; also, each individual who is a covered employee for any taxable year beginning after December 31, 2016 will remain a covered employee for all future years.

              The compensation committee intends to review on an annual basis the potential impact of this deduction limitation on executive compensation. The deductibility of certain compensation payments depends upon the timing of an executive's vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws, which we will continue to monitor particularly in light of the changes to Section 162(m) of the IRC, and other factors beyond the control of the compensation committee. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible. The compensation committee will also consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives and otherwise reasonably practicable.

              Stock Ownership Guidelines.    The compensation committee adopted stock ownership requirements for our CEO, President, Chief Financial Officer and Senior Executive Vice President, Secretary and General Counsel to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the alignment of their interests with those of the stockholders. As of

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December 31, 2017, our NEOs that are subject to the policy have satisfied their stock ownership requirement. The requirements are expressed as a multiple of base salary as follows:

Position	Multiple of Salary

▪ Chief Executive Officer	▪ 10x
▪ President	▪ 5x
▪ Chief Financial Officer	▪ 3x
▪ Senior Executive Vice President, General Counsel & Secretary	▪ 2x

              Hedging/Pledging Policy.    The Company's insider trading policy includes a prohibition on hedging or pledging our securities. Executive officers are not permitted to be a party to hedging transactions to ensure their objectives and risk remain aligned with those of our stockholders. In addition, executive officers may not pledge as collateral any securities of the Company.

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COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

              The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE R. Scot Sellers, Chair William Ackman Burton M. Tansky Mary Ann Tighe

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EXECUTIVE COMPENSATION

              The following tables, narrative and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during 2017, who are referred to as the NEOs. The following tables and related information should be read together with the disclosure regarding the executive compensation program presented under the caption "Compensation Discussion and Analysis" above.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David R. Weinreb
Chief Executive Officer	2017	1,000,000	—	1,136,075	—	5,000,000	59,800	7,195,875
	2016	1,000,000	—	—	—	3,750,000	42,064	4,792,064
	2015	1,000,000	—	—	—	3,750,000	52,185	4,802,185
Grant Herlitz
President	2017	750,000	—	6,553,688	—	2,625,000	13,500	9,942,188
	2016	750,000	—	1,579,173	—	2,400,000	13,250	4,742,423
	2015	750,000	—	2,394,325	—	2,400,000	13,250	5,557,575
David O'Reilly*
Chief Financial Officer	2017	500,000	—	—	—	900,000	13,500	1,413,500
	2016	96,154	100,000	—	—	—	—	196,154
Peter F. Riley
Senior Executive Vice President, Secretary and General Counsel	2017	506,731	—	1,856,830	—	800,000	13,500	3,177,061
	2016	500,000	—	493,483	—	1,000,000	13,250	2,006,733
	2015	500,000	—	798,039	—	750,000	13,250	2,061,289
Saul Scherl
Executive Vice President	2017	500,000	500,000	323,607	—	—	13,500	1,337,107
	2016	500,000	500,000	—	3,239,000	—	13,250	4,252,250
	2015	19,231	—	—	—	—	—	19,231

*
Compensation for Mr. O'Reilly is provided only for 2017 and 2016 because he was not an NEO for 2015. Mr. O'Reilly's employment commenced on October 17, 2016 and the base salary in 2016 reflects only salary earned after his employment commenced.

(1)
The amounts reported in the "Stock Awards" column represent the aggregate grant date fair value of stock awards in the form of restricted stock (time-based vesting and performance-based vesting) granted in the years shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation ("ASC Topic 718"). The amounts include annual long-term equity incentive awards and the one-time initial equity incentive awards granted to each of Messrs. Weinreb, Herlitz and Riley in connection with the execution of their new employment agreements. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. With respect to the performance-based restricted stock awards, the grant date fair value reflects the most probable outcome of the performance conditions as of the grant date, which, for the 2017 performance-based award granted to Mr. Weinreb was at 37.9% of the target number of shares granted and for the 2017 performance-based awards granted to each of Messrs. Herlitz, Riley and Scherl, was at 29.3% of the target number of shares granted, which is below the threshold level of performance for such awards and therefore would result in no shares vesting. If the maximum level of performance of 200% of target number of shares granted in the case of Mr. Weinreb and 150% of target number of shares granted in the case of the other NEOs was achieved with respect to the performance-based restricted stock granted in 2017 to Messrs. Weinreb, Herlitz, Riley and Scherl, the grant date value would be, respectively, $5,961,436, $1,799,978, $750,064 and $375,032. With respect to the performance-based restricted stock granted in 2016 and 2015, if the maximum level of performance was achieved, the grant date value of the awards would be as follows: for Mr. Herlitz $1,200,033 in 2016 and 1,499,933 in 2015 and for Mr. Riley $374,982 in 2016 and $499,879 in 2015. See Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for further information regarding equity awards under our 2010 Incentive Plan, including the assumptions made in determining these values. Additional information on all outstanding stock awards is reflected in the 2017 Outstanding Equity Awards at Fiscal Year-End table beginning on page 86.

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(2)
The amount reported in the "Option Awards" column represents the grant date fair value of a stock option award granted to Mr. Scherl in 2016, calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amount shown in this column excludes the impact of estimated forfeitures related to service-based vesting conditions. See Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the assumptions made in determining these values. The stock option award granted to Mr. Scherl is subject to time-based vesting.

(3)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column reflect the amounts paid to certain of the NEOs under our annual incentive compensation plan for performance in the listed fiscal year. For additional information on annual incentive compensation, see "Compensation Discussion and Analysis—Annual Incentive Compensation."

(4)
The amounts reported in the "All Other Compensation" column reflect, for each NEO, the sum of (a) the incremental costs to the Company for personal use of the corporate aircraft, less any reimbursement to the Company from the NEO and (b) the amounts contributed by the Company to the Company's 401(k) plan. Details of the amounts included in "All Other Compensation" for 2017 are provided in the table below.

2017 All Other Compensation

Name	Personal Use of Corporate Aircraft(a) ($)	401(k) Matching Contributions ($)	Total ($)
David R. Weinreb	46,300	13,500	59,800
Grant Herlitz	—	13,500	13,500
David O'Reilly	—	13,500	13,500
Peter F. Riley	—	13,500	13,500
Saul Scherl	—	13,500	13,500
    (a)
    The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, crew lodging, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots' and other employees' salaries, purchase costs of the aircraft and non-trip related hangar expenses. The Company does not reimburse executives for the personal tax liability attributable to personal air travel.

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2017 Grants of Plan-Based Awards

              The following table provides information regarding the plan-based awards granted to the NEOs in 2017.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4) (Time- based)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Grant Date Fair Value of Stock Awards ($)(5)
David Weinreb	AICA	—	3,250,000	5,000,000	6,000,000	—	—	—	—	—
	PBRS	08/29/2017	—	—	—	7,721	25,738	51,476	—	1,136,075
Grant Herlitz	AICA	—	1,706,250	2,625,000	3,150,000	—	—	—	—
	PBRS	02/23/2017	—	—	—	3,089	10,295	15,443	—	353,736
	TBRS	02/23/2017	—	—	—	—	—	—	10,295	1,199,985
	TBRS	10/02/2017	—	—	—	—	—	—	42,764	4,999,967
David O'Reilly	AICA	—	300,000	500,000	700,000	—	—	—	—	—
Peter F. Riley	AICA	—	480,000	800,000	1,120,000	—	—	—	—	—
	PBRS	02/23/2017	—	—	—	1,287	4,290	6,435	—	147,404
	TBRS	02/23/2017	—	—	—	—	—	—	4,289	499,926
	TBRS	11/08/2017	—	—	—	—	—	—	10,000	1,209,500
Saul Scherl(6)	PBRS	02/23/2017	—	—	—	644	2,145	3,218	—	73,702
	TBRS	02/23/2017	—	—	—	—	—	—	2,144	249,905

(1)
Type of Award:

AICA	Annual Incentive Compensation Award
PBRS	Performance-Based Restricted Stock
TBRS	Time-Based Restricted Stock
(2)
These columns represent the annual incentive compensation awards that could have been earned based on performance for the 2017 fiscal year. The amounts shown reflect the awards that were possible at the threshold, target and maximum levels of performance. Subject to achievement of the specified performance hurdle, the compensation committee determines the funding level of the incentive pool under the Incentive Plan. The annual incentive award amounts actually paid to each NEO are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. For more information regarding the annual incentive compensation program, see "Compensation Discussion and Analysis—Annual Incentive Compensation."

(3)
The awards represent the performance-based restricted stock granted in 2017 and vest based on the Company's achievement of specified TSR levels over a five-year period. The vesting schedule for each award has a specified threshold performance level such that performance below threshold results in no shares vesting. If at least the threshold performance goal is attained, the number of shares that will vest range from 30% to 150% (or 200% in the case of Mr. Weinreb) of the target number of shares granted. For additional information regarding the vesting of the performance-based restricted stock, see "Compensation Discussion and Analysis—Long-Term Incentive Compensation."

(4)
The awards represent the time-based restricted stock granted in 2017.

(5)
Represents the grant date fair value determined pursuant to ASC Topic 718, based on the closing price per share of our common stock on the NYSE on the grant date for time-based restricted stock. With respect to performance-based restricted stock, the amounts reflect the value of the probable payout percentage for the awards calculated by multiplying the per share value of the award ($116.56 for the February grants and $115.81 for the August grant) by the number of shares corresponding to the most probable outcome of the performance conditions as of the grant date, which, for the 2017 performance-based award granted to Mr. Weinreb was at 37.9% of the target level and for the 2017 performance-based awards granted to each of Messrs. Herlitz, Riley and Scherl was at 29.3% of the target level. The per share value is based on the closing price per share of our common stock on the NYSE on the grant date for performance-based restricted stock. The aggregate grant date fair value of all stock awards granted in 2017 are reported in the "Stock Awards" column of the Summary Compensation Table.

(6)
Mr. Scherl does not participate in the NEOs' annual incentive compensation program. For more information, see "Compensation Discussion and Analysis—Annual Incentive Compensation."

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Employment Agreements with the NEOs

David Weinreb

              On August 29, 2017, the Company entered into a new employment agreement with Mr. Weinreb to continue to serve in his current role as the Company's Chief Executive Officer. Mr. Weinreb's employment agreement has an initial term of ten years, expiring on August 29, 2027, subject to earlier termination events described below. Upon the expiration of the initial term of ten years, his employment agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days' prior written notice that it does not wish to automatically renew the term.

              Under his employment agreement, Mr. Weinreb is entitled to an annual base salary of $1,000,000 and eligible to earn a target annual cash bonus in the amount of $5,000,000, which is based upon the achievement of certain performance goals that will be established annually by the compensation committee and subject to certain requirements set forth in Section 162(m) of the IRC. If the performance goals designed to satisfy the requirements of Section 162(m) of the IRC are achieved for any given year, then the annual bonus for such year will be equal to at least 65%, but not more than 120%, of the target annual cash bonus.

              Mr. Weinreb is also eligible to receive an annual equity award, which will be awarded each year by the compensation committee based upon its evaluation of performance measures and objectives established by the compensation committee from time to time following good faith consultation with Mr. Weinreb. The annual equity award will be a long-term equity or equity-based incentive award with an aggregate grant value (based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%) on the date of grant equal to $3,000,000, with the number of shares of the Company's common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. All annual equity awards granted to Mr. Weinreb will provide for performance-based vesting and a maximum vesting of 200% (assuming the grant is made based on the achievement of the applicable performance metrics at the 100% level), and will be subject to the terms and conditions of the Incentive Plan and the applicable award agreement.

Initial Equity Award

              In connection with entering into the employment agreement, on August 29, 2017, the Company granted to Mr. Weinreb an initial one-time equity award of 25,738 shares of restricted stock. The equity award provides for performance-based vesting based on certain stockholder return thresholds and is subject to the terms and conditions of the Incentive Plan and the applicable restricted stock award agreement.

Severance and Change in Control Benefits

    Termination Without Cause or for Good Reason

              Pursuant to the employment agreement, in the event that Mr. Weinreb terminates his employment for "good reason" or is terminated by the Company without "cause" (other than due to

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non-renewal, death or disability), the Company will pay and provide Mr. Weinreb, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, subject to the achievement of the applicable performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   an amount equal to the sum of Mr. Weinreb's annual base salary and the target annual cash bonus; and

              (3)   all outstanding equity awards that are subject to forfeiture on the termination date will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Non-Renewal of Employment Agreement

              Pursuant to the employment agreement, in the event that Mr. Weinreb's employment terminates due to the Company's non-renewal of his employment agreement after the expiration of the initial ten year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Weinreb, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, subject to the achievement of the applicable performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed; and

              (2)   all outstanding equity awards that are subject to forfeiture on the termination date will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Death or Disability

              Pursuant to the employment agreement, in the event that Mr. Weinreb's employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Weinreb (or his estate), in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Weinreb was employed; and

              (2)   all outstanding equity awards that are subject to forfeiture on the termination date will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Change in Control Termination

              Pursuant to the employment agreement, in the event that Mr. Weinreb terminates his employment for "good reason" or is terminated by the Company without "cause," in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Weinreb, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   an amount equal to the sum of Mr. Weinreb's annual base salary and the target annual cash bonus; and

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              (3)   all outstanding equity awards that are subject to forfeiture on the termination date will fully and immediately vest, with any awards that vest based on the achievement of performance metrics vesting at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

              Receipt of the severance payments and benefits set forth above is contingent upon Mr. Weinreb executing and not revoking a release of claims in favor of the Company.

              Under the employment agreement, Mr. Weinreb is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Weinreb's employment and for the 12-month period following his termination for any reason.

Future Warrant

              Under Mr. Weinreb's employment agreement, the Company agreed to include a proposal in its 2022 proxy materials (and use commercially reasonable efforts to obtain stockholder approval of such proposal) for Mr. Weinreb to purchase a fair market value warrant from the Company exercisable for a number of shares of common stock as Mr. Weinreb may determine in his discretion up to an amount not to exceed 2,500,000 shares of common stock (such amount as may be adjusted for stock dividends, stock splits, reverse stock splits and other similar transactions) (the "Future Weinreb Warrant"). The Future Weinreb Warrant will have substantially similar terms, and be subject to the same conditions, as the Warrant Grant Agreement previously entered into by Mr. Weinreb and the Company on June 16, 2017 (the "June 2017 Warrant"). If stockholder approval is obtained at the 2022 annual meeting, Mr. Weinreb will have the right, but not the obligation to, purchase the Future Weinreb Warrant.

June 2017 Warrant

              Under the terms of the June 2017 Warrant, Mr. Weinreb has the right to acquire 1,965,409 shares of common stock upon exercise of the warrant, including any additional shares of common stock issuable as a result of the anti-dilution provisions of the warrant. The June 2017 Warrant was granted to Mr. Weinreb in exchange for a fair market value purchase price of $50.0 million. The purchase price of the June 2017 Warrant and the number of shares issuable upon exercise was determined by the board of directors based upon the advice of Houlihan Lokey, an independent third party valuation adviser, and the June 2017 Warrant grant was approved by stockholders at the Company's annual meeting on May 18, 2017. The exercise price of the June 2017 Warrant is $124.64, which was the closing trading price of the Company's common stock on the NYSE on June 15, 2017.

              The June 2017 Warrant was fully vested on the date of the grant and will become exercisable on June 15, 2022, except in the event of a change in control, termination of the executive without cause, or the separation of the executive from the Company for good reason, and such right to exercise the June 2017 Warrant will expire on June 15, 2023. Immediately prior to the effective date of a change in control or upon termination of his employment by the Company without cause or for good reason, the June 2017 Warrant will be immediately exercisable and transferable. In the event of a change in control, Mr. Weinreb will select whether to exercise the June 2017 Warrant or whether it will be assumed by the successor entity.

Grant Herlitz

              On October 2, 2017, the Company entered into a new employment agreement with Mr. Herlitz to continue to serve in his current role as the Company's President. Mr. Herlitz's employment agreement

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has an initial term of ten years, expiring on October 2, 2027, subject to earlier termination events described below. Upon the expiration of the initial term of ten years, the employment agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days' prior written notice that it does not wish to automatically renew the term.

              Under his employment agreement, Mr. Herlitz is entitled to an annual base salary of $750,000 and eligible to earn a target annual cash bonus in the amount of $2,625,000, which is based upon the achievement of certain performance goals that will be established annually by the compensation committee and subject to certain requirements set forth in Section 162(m) of the IRC. If the performance goals designed to satisfy the requirements of Section 162(m) of the IRC are achieved for any given year, then the annual bonus for such year will be equal to at least 65%, but not more than 120%, of the target annual cash bonus.

              Mr. Herlitz is also eligible to receive an annual equity award, which will be awarded each year by the compensation committee based upon its evaluation of performance measures and objectives established by the compensation committee from time to time. This annual award will be a long-term equity or equity-based incentive award with an aggregate grant value (with respect to the portion of the award that is based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%) on the date of grant equal to $2,625,000, with the number of shares of common stock subject to such award determined by dividing the aggregate grant value by the closing price per share of common stock or as otherwise provided for in the Incentive Plan on the date of grant. Fifty percent of each annual award granted to Mr. Herlitz will provide for pro rata time vesting over five years ("Time Vesting Equity Awards") and the other 50% of such award will provide for performance-based vesting ("Performance Vesting Equity Awards"), in each case subject to the terms and conditions of the Incentive Plan (or a successor plan) and the applicable award agreement.

Initial Equity Award

              In connection with entering into the employment agreement, on October 2, 2017, the Company granted to Mr. Herlitz an initial one-time equity award of 42,764 shares of restricted stock (the "Initial Equity Award"). The Initial Equity Award provides for 50% of the restricted stock to fully vest on the fifth anniversary of the grant date of such award, and the remaining 50% will fully vest on the tenth anniversary of such grant date, in each case, subject to Mr. Herlitz continuing to be an employee of the Company through each vesting date and subject to the terms of the employment agreement and the applicable restricted stock award agreement.

Severance and Change in Control Benefits

    Termination Without Cause or for Good Reason

              Pursuant to the employment agreement, in the event that Mr. Herlitz terminates his employment for "good reason" or is terminated by the Company without "cause," the Company will pay and provide Mr. Herlitz, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, subject to the achievement of the applicable performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   an amount equal to two times (2x) the sum of Mr. Herlitz's annual base salary and the target annual cash bonus;

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              (3)   (a) if the termination date is prior to the fifth anniversary of the grant date of the Initial Equity Award, 50% of the common stock subject to the Initial Equity Award will fully vest or (b) if the termination date is on or after the fifth anniversary of the grant date of the Initial Equity award, 100% of the common stock subject to the Initial Equity Award will fully vest; and

              (4)   all outstanding and unvested Time Vesting Equity Awards, if any, will fully vest and all outstanding Performance Vesting Equity Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Non-Renewal of Employment Agreement

              Pursuant to the employment agreement, in the event that Mr. Herlitz's employment terminates due to the Company's non-renewal of his employment agreement after the expiration of the initial ten year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Herlitz, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, subject to the achievement of the applicable performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   to the extent not fully vested as of the termination date, the Initial Equity Award will fully and immediately vest; and

              (3)   all outstanding and unvested Time Vesting Equity Awards, if any, will fully vest and all outstanding Performance Vesting Equity Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Death or Disability

              Pursuant to the employment agreement, in the event that Mr. Herlitz's employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Herlitz (or his estate), in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Herlitz was employed;

              (2)   a prorated portion of the Initial Equity Award that is subject to forfeiture on the termination date will vest based on the number of full years that have elapsed since the beginning of the vesting period through the termination date divided by ten (without taking into account any shares of restricted stock issued in connection with the Initial Equity Award that may have vested on the fifth anniversary of the grant date); and

              (3)   all outstanding Performance Vesting Equity Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Change in Control Termination

              Pursuant to the employment agreement, in the event that Mr. Herlitz terminates his employment for "good reason" or is terminated by the Company without "cause," in either case, in connection with, or

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within 12 months following, a change in control, the Company will pay and provide Mr. Herlitz, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   an amount equal to two times (2x) the sum of Mr. Herlitz's annual base salary and the target annual cash bonus;

              (3)   to the extent not fully vested as of the termination date, the Initial Equity Award will fully and immediately vest; and

              (4)   all outstanding and unvested Time Vesting Equity Awards, if any, will fully and immediately vest and all outstanding Performance Vesting Equity Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

              Receipt of the severance payments and benefits set forth above is contingent upon Mr. Herlitz executing and not revoking a release of claims in favor of the Company.

              Under the employment agreement, Mr. Herlitz is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Herlitz's employment and for the 12-month period following his termination for any reason.

Future Warrant

              Under Mr. Herlitz's employment agreement, the Company agreed to include a proposal in its 2022 proxy materials (and use commercially reasonable efforts to obtain stockholder approval of such proposal) for Mr. Herlitz to purchase a fair market value warrant exercisable for a number of shares of common stock as Mr. Herlitz may determine in his discretion up to an amount not to exceed 250,000 shares of common stock (such amount as may be adjusted for stock dividends, stock splits, reverse stock splits and other similar transactions) (the "Future Herlitz Warrant"). The Future Herlitz Warrant will have substantially similar terms, and be subject to the same conditions, as the Warrant Grant Agreement previously entered into by Mr. Weinreb and the Company on October 4, 2017 (the "October 2017 Warrant"). If stockholder approval is obtained at the 2022 annual meeting, Mr. Herlitz will have the right, but not the obligation to, purchase the Future Herlitz Warrant.

October 2017 Warrant

              Under the terms of the October 2017 Warrant, Mr. Herlitz has the right to acquire 87,951 shares of common stock upon exercise of the warrant, including any additional shares of common stock issuable as a result of the anti-dilution provisions of the warrant. The October 2017 Warrant was granted to Mr. Herlitz in exchange for a fair market value purchase price of $2.0 million. The purchase price of the October 2017 Warrant and the number of shares issuable upon exercise was determined by the board of directors based upon the advice of Houlihan Lokey, an independent third party valuation adviser, and the October 2017 Warrant grant was approved by stockholders at the Company's annual meeting on May 18, 2017. The exercise price of the October 2017 Warrant is $117.01, which was the closing trading price of the Company's common stock on the NYSE on October 3, 2017.

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              The October 2017 Warrant was fully vested on the date of grant and will become exercisable on October 3, 2022, except in the event of a change in control, termination of the executive without cause, or the separation of the executive from the Company for good reason, and such right to exercise the October 2017 Warrant will expire on October 3, 2023. Immediately prior to the effective date of a change in control or upon the date of a termination of employment by the Company without cause or for good reason, the October 2017 Warrant will be immediately exercisable and transferable. In the event of a change in control, Mr. Herlitz will select whether to exercise the October 2017 Warrant or whether it will be assumed by the successor entity.

David O'Reilly

              On October 17, 2016, the Company entered into an employment agreement with Mr. O'Reilly to serve as Chief Financial Officer of the Company. Mr. O'Reilly's employment agreement has a term of six years, expiring on October 17, 2022, unless earlier terminated. Under the employment agreement, Mr. O'Reilly is entitled to an annual base salary of $500,000 and eligible to earn an annual cash bonus of up to 140% of his annual base salary upon the achievement of performance goals established annually by the compensation committee. Commencing with the 2017 fiscal year, Mr. O'Reilly also became eligible to receive an annual award valued at up to $1,600,000 of restricted shares of Company common stock (the "Prior Annual LTIP Award").

Severance and Change in Control Benefits

              Pursuant to the employment agreement, in the event that Mr. O'Reilly terminates his employment for "good reason" or is terminated by the Company without "cause," in either case, within four months prior and in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. O'Reilly, in addition to his previously accrued benefits and compensation, the following:

              (1)   a lump sum cash amount equal to the sum of 200% of the annual base salary and 200% of the target annual cash bonus; and

              (2)   outstanding compensatory awards, if any, that are subject to forfeiture will vest and become non-forfeitable.

              Under the employment agreement, Mr. O'Reilly is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. O'Reilly's employment and for the 12-month period following his termination for any reason.

Amended and Restated Employment Agreement

              Effective February 21, 2018, the Company and Mr. O'Reilly entered into an amended and restated employment agreement to effect certain amendments to his previous employment agreement (the "Amended Employment Agreement'). Pursuant to the Amended Employment Agreement, Mr. O'Reilly's annual cash bonus eligibility has been changed to provide that he is eligible to earn a target annual cash bonus of $900,000, which is based upon the achievement of certain performance goals that will be established annually by the compensation committee and subject to certain requirements set forth in Section 162(m) of the IRC. If the performance goals designed to satisfy the requirements of Section 162(m) of the IRC are achieved for any given year, then the annual cash bonus for such year will be equal to at least 60%, but not more than 140%, of the target annual cash bonus.

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              Under the Amended Employment Agreement, Mr. O'Reilly is no longer eligible for the Prior Annual LTIP Award, but instead, Mr. O'Reilly is eligible to receive an annual equity award, which will be awarded each year by the compensation committee based upon its evaluation of performance measures and objectives established by the compensation committee from time to time. The annual equity award will be a long-term equity or equity-based incentive award with an aggregate grant value (with respect to the portion of the annual equity award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%) on the date of grant equal to $1,200,000, with the number of shares of common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the Company's common stock or as otherwise provided for in the Incentive Plan on the date of grant. Fifty percent of the annual equity award provides for pro rata time vesting over five years and the other 50% of such award will provide for performance-based vesting, and in each case will be subject to the terms and conditions of the Incentive Plan and the applicable award agreement.

              In addition, Mr. O'Reilly's cash severance formula for a change in control related termination was amended to provide for a lump sum cash amount equal to the sum of 200% of his annual base salary plus $1,000,000, and the initial term of the employment agreement has been extended from October 17, 2022 to December 31, 2022.

Warrant Agreement

              In connection with entering into his employment agreement, the Company entered into a warrant purchase agreement with Mr. O'Reilly pursuant to which Mr. O'Reilly purchased for $1.0 million the right to acquire 50,125 shares of Company common stock at an exercise price of $112.08 per share. The warrant was fully vested at the time of purchase and becomes exercisable on April 6, 2022, unless earlier in the event of a change in control, termination of Mr. O'Reilly's employment with the Company without cause, or the separation of Mr. O'Reilly from the Company for good reason. The warrant will expire on October 2, 2022. The Company will have the right to repurchase all or a portion of the shares issuable upon exercise of the warrant, depending on the circumstances, if Mr. O'Reilly's employment with the Company is terminated for any reason prior to October 2, 2022. The warrant is subject to anti-dilution adjustments in connection with stock splits, tender offers and certain other events.

Peter F. Riley

              On November 6, 2017, the Company entered into a new employment agreement with Mr. Riley to continue to serve in his current role as the Company's Senior Executive Vice President, Secretary and General Counsel. Mr. Riley's employment agreement has an initial term of five years, expiring on November 6, 2022, subject to earlier termination events described below. Upon the expiration of the initial term of five years, the employment agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days' prior written notice that it does not wish to automatically renew the term.

              Under the employment agreement, Mr. Riley is entitled to an annual base salary of $550,000 and eligible to earn a target annual cash bonus in the amount of $800,000, which is based upon the achievement of certain performance goals that will be established annually by the compensation committee and subject to certain requirements set forth in Section 162(m) of the IRC. If the performance goals designed to satisfy the requirements of Section 162(m) of the IRC are achieved for any given year, then the annual cash bonus for such year will be equal to at least 60%, but not more than 140%, of the target annual cash bonus.

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              Mr. Riley is also eligible to receive an annual equity award, which will be awarded each year by the compensation committee based upon its evaluation of performance measures and objectives established by the compensation committee from time to time. The annual equity award will be a long-term equity or equity-based incentive award with an aggregate grant value (with respect to the portion of the annual equity award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%) on the date of grant equal to $800,000, with the number of shares of common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the Company's common stock or as otherwise provided for in the Incentive Plan on the date of grant. Fifty percent of the annual equity award provides for pro rata time vesting over five years ("Time Vesting LTIP Awards") and the other 50% of such award will provide for performance-based vesting ("Performance Vesting LTIP Awards"), and in each case will be subject to the terms and conditions of the Incentive Plan and the applicable award agreement.

Initial Equity Award

              In connection with entering into the employment agreement, on November 8, 2017, the Company granted to Mr. Riley an initial one-time restricted share award of 10,000 shares of common stock (the "Initial LTIP Award"). The Initial LTIP Award provides for 100% vesting on the fifth anniversary of the grant date of such award, subject to Mr. Riley continuing to be an employee of the Company through the vesting date and subject to the terms of Mr. Riley's employment agreement. The Initial LTIP Award is also subject to the terms and conditions of the Incentive Plan and the applicable restricted stock award agreement.

Severance and Change in Control Benefits

    Termination Without Cause or for Good Reason

              Pursuant to the employment agreement, in the event that Mr. Riley terminates his employment for "good reason" or is terminated by the Company without "cause," the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, subject to the achievement of the applicable performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   an amount equal to one times (1x) the sum of Mr. Riley's annual base salary and the target annual cash bonus;

              (3)   (a) if the termination date is prior to the third anniversary of the grant date of the Initial LTIP Award, 60% of the common stock subject to the Initial LTIP Award will fully vest or (b) if the termination date is on or after the third anniversary of the grant date of the Initial LTIP Award, 100% of the common stock subject to the Initial LTIP Award will fully vest; and

              (4)   all outstanding and unvested Time Vesting LTIP Awards, if any, will fully vest and all outstanding Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

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    Non-Renewal of Employment Agreement

              Pursuant to the employment agreement, in the event that Mr. Riley's employment terminates due to the Company's non-renewal of his employment agreement after the expiration of the initial five year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, subject to the achievement of the applicable performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   to the extent not fully vested as of the termination date, the Initial LTIP Award will fully and immediately vest; and

              (3)   all outstanding and unvested Time Vesting LTIP Awards, if any, will fully vest and all outstanding Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Death or Disability

              Pursuant to the employment agreement, in the event that Mr. Riley's employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Riley (or his estate), in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Riley was employed;

              (2)   a prorated portion of the Initial LTIP Award that is subject to forfeiture on the termination date will vest based on the number of full years that have elapsed since the beginning of the vesting period through the termination date divided by five; and

              (3)   all outstanding Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

    Change in Control Termination

              Pursuant to the employment agreement, in the event that Mr. Riley terminates his employment for "good reason" or is terminated by the Company without "cause," in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:

              (1)   a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

              (2)   an amount equal to two times (2x) the sum of Mr. Riley's annual base salary and the target annual cash bonus;

              (3)   to the extent not fully vested as of the termination date, the Initial LTIP Award will fully and immediately vest; and

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              (4)   all outstanding and unvested Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

              Receipt of the severance payments and benefits set forth above is contingent upon Mr. Riley executing and not revoking a release of claims in favor of the Company.

              Under the employment agreement, Mr. Riley is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Riley's employment and for the 12-month period following his termination for any reason.

Saul Scherl

              On October 16, 2015, the Company entered into an offer letter for employment with Mr. Scherl to serve in his role as Executive Vice President. In 2018, Mr. Scherl's title changed to President, New York. Mr. Scherl is employed on an at-will basis. Under the offer letter, Mr. Scherl is entitled to an annual base salary of $500,000 and an annual discretionary bonus at a target of 50% of his base salary, which is to be determined by the Company and Mr. Scherl's performance goals being achieved.

Severance Benefits

              Mr. Scherl is a participant under the Separation Benefits Plan. In connection with an involuntary termination by the Company, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Scherl is entitled to a lump sum payment equal to 12 weeks of continued base salary payments plus an additional four weeks of continued base salary payments for each year of employment with the Company. The maximum severance payment under this plan was $270,000 for 2017. The Separation Benefits Plan also provides that if any of the payments or benefits provided or to be provided by the Company to Mr. Scherl, pursuant to the Separation Benefits Plan or otherwise, would be subject to the excise tax imposed under Section 4999 of the IRC, the separation benefit will be reduced to the minimum extent necessary to ensure that no portion of the separation benefit is subject to the excise tax.

Employment Agreements – Definitions

              The following defined terms generally apply to the employment agreements of the NEOs and the warrant grant agreements for Messrs. Weinreb, Herlitz and O'Reilly.

"Cause" generally means, as determined in good faith by the board of directors, and where the NEO's counsel had an opportunity (on at least 15 days prior notice) to be heard before the board of directors, the NEO's: (i) conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of his duties; (iii) drug addiction or habitual intoxication; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, violation of law, or a material act of dishonesty against the Company, in each case that the board of directors determines was willful; (v) material and continued breach of the employment agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the NEO is in breach of this Employment Agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the NEO's duties under the employment agreement (other than such failure resulting from the NEO's incapacity due to physical or mental illness), in each case, subject to certain cure periods by the NEO.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 84

"Change in Control" generally means the occurrence of any of the following events: (i) the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its affiliates, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the date that either (A) any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its affiliates, acquires ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, subject to certain exceptions related to acquisitions and non-approval of new directors; (iii) the occurrence of any of the transactions contemplated by (i) or (ii) above in which the common stock of the Company ceases to be publicly traded on a national securities exchange; or (iv) the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its affiliates, acquires assets of the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

"Good Reason" generally means the occurrence of any of the following events without the NEO's written consent: (i) a material diminution in the NEO's base compensation; (ii) a material diminution in the NEO's authority, duties or responsibilities; (iii) any other action or inaction that constitutes a material breach by the Company of the employment agreement; or (iv) for Messrs. Weinreb, Herlitz and Riley, any requirement that the NEO relocate more than 50 miles from Dallas, Texas; provided that, in each case, the NEO must provide a notice of termination to the Company within 60 days of the initial occurrence of the event constituting Good Reason, and the Company shall have the opportunity to cure such event within 30 days of receiving such notice.

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Outstanding Equity Awards at Fiscal Year-End

              The following table provides information on the outstanding equity awards held by the NEOs at December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested* ($)
David R. Weinreb
08/29/2017	—	—	—	—	—	—	7,721	1,013,536
Grant Herlitz
10/02/2017	—	—	—	—	42,764(3)	5,613,630	—	—
02/23/2017	—	—	—	—	10,295(4)	1,351,425	—	—
02/23/2017	—	—	—	—	—	—	3,089	405,362
02/25/2016	—	—	—	—	13,040(5)	1,711,761	—	—
02/25/2016	—	—	—	—	—	—	3,260	427,940
02/26/2015	—	—	—	—	10,121(5)	1,328,584	—	—
02/26/2015	—	—	—	—	—	—	2,530	332,113
03/21/2014	—	—	—	—	6,945(5)	911,670	—	—
03/21/2014	—	—	—	—	—	—	1,736	227,885
David O'Reilly	—	—	—	—	—	—	—	—
Peter F. Riley
11/08/2017	—	—	—	—	10,000(6)	1,312,700	—	—
02/23/2017	—	—	—	—	4,289(4)	563,017	—	—
02/23/2017	—	—	—	—	—	—	1,287	168,944
02/25/2016	—	—	—	—	4,075(5)	534,925	—	—
02/25/2016	—	—	—	—	—	—	1,019	133,731
02/26/2015	—	—	—	—	3,373(5)	442,744	—	—
02/26/2015	—	—	—	—	—	—	843	110,661
03/21/2014	—	—	—	—	1,215(5)	159,493	—	—
03/21/2014	—	—	—	—	—	—	304	39,906
Saul Scherl
02/23/2017	—	—	—	—	2,144(4)	281,443	—	—
02/23/2017	—	—	—	—	—	—	644	84,407
01/25/2016(7)	—	100,000	112.64	01/25/2026	—	—	—	—

*
Pursuant to SEC rules, market value in these columns was determined by multiplying the number of shares of stock by $131.27, the closing price of our common stock on December 29, 2017, the last trading day of the year.

(1)
This column reflects outstanding grants of restricted stock (time-based vesting).

(2)
This column reflects the total amount of restricted stock (performance-based vesting) that vest depending upon the attainment of specified levels of TSR. The amount and value of restricted stock (performance-based vesting) reported are based on achieving the threshold performance level. See Footnote 3 of the 2017 Grants of Plan-Based Awards table for additional information regarding the vesting of performance-based restricted stock.

(3)
These shares of restricted stock vest in two equal installments with 50% vesting on each of October 2, 2022 and October 2, 2027.

(4)
These shares of restricted stock vest in five equal installments with 20% vesting on each of December 31, 2017, December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021.

(5)
The shares of restricted stock granted on February 25, 2016, February 26, 2015 and March 21, 2014 vest 100% on December 31, 2020, December 31, 2019 and December 31, 2018, respectively.

(6)
These shares of restricted stock vest 100% on November 8, 2022.

(7)
Mr. Scherl was granted an option to purchase 100,000 shares of common stock on January 25, 2016, which becomes exercisable on December 15, 2020. Upon death or disability, the options will be deemed to vest at a rate of 20% per year and the vested options will be immediately exercisable. Any or all of the options may become immediately exercisable upon retirement in the sole discretion of the Chief Executive Officer of the Company.

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2017 Option Exercises and Stock Vested

              The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2017 with respect to our NEOs. No options were exercised by our NEOs in fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Weinreb	—	—	—	—
Grant Herlitz	—	—	15,742	2,066,452	(1)
David O'Reilly	—	—	—	—
Peter F. Riley	—	—	3,594	471,784	(2)
Saul Scherl	—	—	428	56,184	(3)

  (1)
  Represents the total vested amount and value of restricted shares. The Company withheld 4,304 shares to cover Mr. Herlitz' tax liability from the vesting.

  (2)
  Represents the total vested amount and value of restricted shares. The Company withheld 1,358 shares to cover Mr. Riley's tax liability from the vesting.

  (3)
  Represents the total vested amount and value of restricted shares. The Company withheld 220 shares to cover Mr. Scherl's tax liability from the vesting.

Nonqualified Deferred Compensation

              The following table sets forth information regarding the earnings credited to the accounts of the NEOs under nonqualified deferred compensation plans and plan balances as of December 31, 2017. The nonqualified deferred compensation plan was established in 2015, and no NEO participated until 2016. The Company does not make contributions to the nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
David R. Weinreb	—	—	—	—	—
Grant Herlitz	240,000	—	61,012	—	573,975
David O'Reilly	—	—		—	—
Peter F. Riley	150,000	—	39,832	—	321,832
Saul Scherl	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

              The following table reflects the estimated compensation and other benefits payable to each NEO upon termination of employment, including in connection with a change in control of the Company. The amounts shown in the table assume that the triggering event was effective as of December 31, 2017 and that the price of our common stock on which certain of the calculations are based was the closing price of $131.27 per share on December 29, 2017, the last trading day in 2017. These amounts are estimates of the incremental amounts and benefits that would be payable to each NEO upon each triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any. The table does not include amounts that would be payable to Messrs. Weinreb, Herlitz and Riley under each

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of their employment agreements in the event of termination due to the Company's non-renewal of such employment agreements after the expiration of the initial term because none of the employment agreements had expired as of December 31, 2017. For additional information, see "Employment Agreements with the NEO."

Name and Benefit	Termination Without Cause or for Good Reason ($)		Death or Disability ($)		Termination Without Cause or for Good Reason in connection with Change in Control(6) ($)
David Weinreb
Cash Severance	11,000,000	(1)	5,000,000		11,000,000
Equity Awards(2)	3,378,627	(3)	3,378,627	(3)	3,378,627	(4)

Total estimated value	14,378,627		8,378,627		14,378,627

Grant Herlitz
Cash Severance	9,375,000	(1)	2,625,000		9,375,000
Equity Awards(2)	13,143,671	(3)	10,336,856	(3)	15,950,486	(4)

Total estimated value	22,518,671		12,961,856		25,325,486

David O'Reilly
Cash Severance	2,000,000		—		2,000,000
Equity Awards(2)	—		—		—

Total estimated value	2,000,000		—		2,000,000

Peter Riley
Cash Severance	2,150,000	(1)	800,000		3,500,000
Equity Awards(2)	4,075,802	(3)	3,288,182	(3)	4,600,822	(4)

Total estimated value	6,225,802		4,088,182		8,100,822

Saul Scherl
Cash Severance(5)	192,308		—		192,308
Equity Awards(2)	—		1,392,492		—

Total estimated value	192,308		1,392,492		192,308

(1)
Amount includes annual target bonus for 2017, assuming the applicable performance hurdle for 2017 has been achieved.

(2)
Amounts shown represent the intrinsic value of unvested stock options and restricted stock awards (time-based vesting and performance-based vesting) whose vesting would be accelerated or continued due to the termination event. Intrinsic value is based upon the price of our common stock (minus the exercise price in the case of stock options). In the case of performance-based restricted stock awards, the amounts shown assume achievement at the target (or 100%) performance level.

(3)
For Messrs. Weinreb, Herlitz and Riley, includes amounts that would be realized from the continued vesting of performance-based restricted stock awards. In the event of a termination without cause or for good reason or termination due to death or disability, each of their

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  employment agreements provides for a waiver of the service vesting condition and the continued vesting of all outstanding performance-based awards, with the number of shares that vest determined at the end of the performance period, based on actual performance results. The value shown reflects the target number (or 100%) of shares granted for awards that have not completed their performance period. For additional information on the unvested restricted stock held by each NEO, please refer to the Outstanding Equity Awards at Fiscal Year End table above.

(4)
For Messrs Weinreb, Herlitz and Riley, each of their employment agreements provides that in the event of a termination without cause or for good reason in connection with a change in control, all outstanding performance-based restricted stock awards will vest at the greater of 100% of the number of shares granted and the performance level achieved as of the termination date. The amounts shown for Messrs. Weinreb, Herlitz and Riley include 100% of the number of shares granted with respect to outstanding performance-based restricted stock, assuming that target performance is achieved for each grant.

(5)
For Mr. Scherl, the amounts in this row represent cash severance payable in connection with an involuntary termination by the Company pursuant to the Separation Benefits Plan.

(6)
For Messrs. Weinreb, Herlitz, O'Reilly and Riley, each of their employment agreements provides that if the NEO becomes entitled to receive or if he receives any payments and benefits that would become subject to the excise tax under Section 4999 of the IRC, the payments and benefits will be reduced such that the excise tax does not apply, unless he would be better off on an after-tax basis receiving all of the payments and benefits. For Mr. Scherl, the Separation Benefits Plan provides that if any of the payments or benefits provided or to be provided by the Company to Mr. Scherl, pursuant to the Separation Benefits Plan or otherwise, would be subject to the excise tax imposed under Section 4999 of the IRC, the separation benefit will be reduced to the minimum extent necessary to ensure that no portion of the separation benefit is subject to the excise tax.

Pay Ratio Disclosure

              We determined that the 2017 annual total compensation of the median of all our employees who were employed as of December 31, 2017, other than our CEO, David R. Weinreb, was $61,177; Mr. Weinreb's 2017 annual total compensation was $7,195,875; and the ratio of these amounts was 1:118.

              To identify the median compensated employee, we used Box 5, W2 data for all individuals employed as of December 31, 2017, annualizing this data for those employees who joined the company in 2017.

              This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation 89

EQUITY COMPENSATION PLAN INFORMATION

              As of December 31, 2017, the Incentive Plan was the only compensation plan under which securities of the Company were authorized for issuance. The following table provides information as of December 31, 2017 regarding the Company's existing plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,240,863	114.40	2,032,473
Equity compensation plans not approved by security holders	-	-	-
Total	3,240,863	114.40	2,032,473
  (1)
  Reflects stock option and restricted stock grants under the Incentive Plan.

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STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

              In order to be included in the Company's proxy materials for the 2019 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at The Howard Hughes Corporation, One Galleria Tower, 13355 Noel Road, 22nd Floor, Dallas, Texas 75240, Attention: Corporate Secretary, by December 5, 2018, and otherwise comply with all requirements of the SEC for stockholder proposals.

              If you do not wish to submit a proposal for inclusion in next year's proxy materials, but instead wish to present it directly at the annual meeting of stockholders, you must give timely written notice of the proposal to the Company's Corporate Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address no earlier than 120 days (January 17, 2019) nor later than 90 days prior (February 16, 2019) to the first anniversary date of the preceding year's annual meeting. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the Company's by-laws. A copy of the Company's by-laws is available upon request from the Company's Corporate Secretary.

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OTHER MATTERS

              This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company. All of the expenses involved in soliciting proxies for the Annual Meeting will be paid by the Company. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.

              The Board is not aware of any other business that may be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,
Peter F. Riley Senior Executive Vice President, Secretary and General Counsel Dallas, Texas April 3, 2018

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APPENDIX A

	Year Ended December 31,
Reconciliation of EBT to income before taxes (In thousands)
	2017	2016
MPC segment EBT	$190,351	$179,481
Operating Assets segment EBT	(28,664)	(22,985)
Strategic Developments segment EBT	169,041	302,022

Total consolidated segment EBT	330,728	458,518
Corporate and other items:
General and administrative	(89,882)	(86,588)
Corporate interest expense, net	(48,700)	(52,460)
Warrant liability (loss) gain	(43,443)	(24,410)
Gain on acquisition of joint venture partner's interest	23,332	27,088
Gain (loss) on disposal of operating assets	3,868	(1,117)
Gains on sales of properties	125	—
Equity in earnings in Real Estate and Other Affiliates	(453)	—
Loss on redemption of senior notes due 2021	(46,410)	—
Corporate other (expense) income, net	(45)	6,241
Corporate depreciation and amortization	(8,298)	(6,496)

Total Corporate and other items	(209,906)	(137,742)

Income before taxes	$120,822	$320,776

	Year Ended December 31,
Reconciliation of Operating Assets NOI to EBT (In thousands)
	2017	2016
Retail	$53,643	$53,579
Office	61,194	53,905
Multi-family	12,320	10,392
Hospitality	19,745	12,893

Stabilized Operating NOI	$146,902	$130,769
Other assets	2,324	2,056

Total wholly-owned NOI	$149,226	$132,825
Distributions from cost method investments	3,383	2,616
Our share of Equity method investments	4,401	5,069

Operating Assets NOI	$157,010	$140,510

NOI from disposed assets	690	2,540
Other income and expenses	(890)	1,774
Straight-line rent amortization (r)	7,999	10,689
Demolition costs (s)	(1,605)	(194)
Development-related marketing costs	(3,346)	(947)
Provision for impairment (q)	-	(35,734)
Depreciation and Amortization (t)	(122,421)	(86,313)
Equity in earnings (loss) from Real Estate Affiliates	3,267	2,802
Interest, net	(61,584)	(50,427)
Distributions from cost method investments	(3,383)	(2,616)
Our share of Equity method investments	(4,401)	(5,069)

Operating Assets Segment EBT	$(28,664)	$(22,985)

Proxy Statement for the 2018 Annual Meeting of Stockholders | The Howard Hughes Corporation A-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. THE HOWARD HUGHES CORPORATION 13355 NOEL ROAD, 22nd Floor DALLAS, TX 75240 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees William Ackman For 0 0 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 0 0 01 The Board of Directors recommends you vote FOR proposals 2 and 3. For 0 0 Against 0 0 Abstain 0 0 02 Adam Flatto 2. Advisory vote to approve named executive officer compensation. The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. 03 Jeffrey Furber 3. 04 Beth Kaplan 05 Allen Model NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 06 R. Scot Sellers 07 Steven Shepsman 08 Burton M. Tansky 09 Mary Ann Tighe 10 David R. Weinreb Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000371208_1 R1.0.1.17

Annual Meeting of Stockholders iPic Theaters 11 Fulton Street, New York, New York 10038 Thursday, May 17, 2018 Meeting begins promptly at 9:00 a.m. local time Please plan to arrive early as there will be no admission after the meeting begins To attend the meeting, please present this admission ticket and photo identification at the registration desk upon arrival Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com THE HOWARD HUGHES CORPORATION Annual Meeting of Stockholders May 17, 2018 9:00 A.M. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Grant D. Herlitz and Peter F. Riley, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE HOWARD HUGHES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 a.m., local time, on Thursday, May 17, 2018, at iPic theaters, 11 Fulton Street, New York, New York 10038, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy authorizes Grant D. Herlitz and Peter F. Riley to vote at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. Continued and to be signed on reverse side 0000371208_2 R1.0.1.17